Exhibit 99.01

The E. W. Scripps Company

Selected Financial Data

Eleven-Year Financial Highlights

(in millions, except per share data)	2005 (1)	2004 (1)	2003 (1)	2002 (1)	2001 (1)	2000 (1)	1999 (1)	1998 (1)	1997 (1)	1996 (1)	1995 (1)
Summary of Operations (10)
Operating revenues:
Scripps Networks	$903	$724	$535	$415	$337	$296	$213	$133	$57	$30	$19
Newspapers	729	704	692	682	677	687	654	623	483	415	387
Broadcast television	318	342	304	305	278	343	312	331	331	323	295
Shopzilla	99
Licensing and other media	106	104	105	90	89	97	93	89	80	75	68

Total segment operating revenues	2,155	1,874	1,636	1,493	1,380	1,423	1,272	1,175	952	843	769
Divested operating units (1)						11	23	25	44	61	44
RMN pre-JOA operating revenues (2)					12	221	210	200	197	183	184

Total operating revenues	$2,155	$1,874	$1,636	$1,493	$1,392	$1,654	$1,505	$1,401	$1,193	$1,086	$997

Segment profit (loss):
Scripps Networks	$414	$304	$204	$125	$76	$69	$34	$6	$(9)	$(14)	$(17)

Newspapers managed solely by us	209	205	227	232	222	238	241	227	186	145	138
Newspapers operated pursuant to JOAs (10)	14	36	37	34	12	28	30	29	26	19	17

Total newspapers	223	241	264	267	234	266	271	255	213	163	155
Broadcast television	88	108	85	98	80	129	96	118	128	126	113
Shopzilla	28
Licensing and other media	19	17	19	17	15	16	13	12	10	10	8
Corporate	(42)	(38)	(32)	(28)	(19)	(20)	(18)	(16)	(16)	(17)	(16)

Total segment profit	730	632	541	479	386	461	396	375	326	268	244
Divested operating units (1)							1	1	(1)	5	4
Depreciation of PP&E	(63)	(56)	(56)	(56)	(54)	(68)	(65)	(64)	(53)	(49)	(45)
Amortization of other intangible assets	(20)	(2)	(3)	(4)	(5)	(4)	(4)	(5)	(2)	(3)	(5)
Gains (losses) on disposals of PP&E	(1)	(3)	(2)	(1)	(2)	(1)			(1)	(1)	(1)
Amortization of goodwill and other intangible assets with indefinite lives (3)					(38)	(36)	(35)	(35)	(22)	(17)	(15)
Gain on sale of production facility (4)		11
Restructuring charges, including share of JOA restructurings (5)			(2)	4	(16)	(10)	(2)			(4)
Interest expense	(39)	(31)	(32)	(28)	(39)	(52)	(45)	(47)	(19)	(10)	(11)
Interest and dividend income	5	3	5	2	1	1	1	2	3	1	3
Other investment results, net of expenses (6)		15	(3)	(86)	5	(25)	1		(3)	37
Gains on divested operations (1)						6			48
Other gains (losses) (7)										(15)
Miscellaneous, net	1	1		(1)			3	(2)	1		(1)
Income taxes (9)	(217)	(205)	(146)	(114)	(99)	(106)	(103)	(91)	(116)	(83)	(75)
Minority interests	(58)	(43)	(16)	(7)	(4)	(4)	(4)	(5)	(5)	(3)	(3)

Income from continuing operations	$339	$323	$286	$188	$136	$162	$143	$129	$155	$126	$93

Per Share Data
Income from continuing operations	$2.05	$1.96	$1.75	$1.16	$.85	$1.02	$.91	$.79	$.95	$.78	$.58

Cash dividends	.43	.39	.30	.30	.30	.28	.28	.27	.26	.26	.25
Market value of proceeds from Cable Transaction (10)										9.92

Market Value of Common Shares at December 31
Per share	$48.02	$48.28	$47.07	$38.48	$33.00	$31.44	$22.41	$24.88	$24.22	$17.50	$19.69
Total	7,859	7,879	7,622	6,159	5,227	4,951	3,502	3,908	3,906	2,827	3,153

Certain amounts may not foot since each is rounded independently.

As a result of the two-for-one stock split authorized and distributed in the third quarter 2004, all share and per share amounts have been retroactively adjusted to reflect the stock split for all periods presented.

Notes to Selected Financial Data

Eleven-Year Financial Highlights

(in millions)	2005 (1)	2004 (1)	2003 (1)	2002 (1)	2001 (1)	2000 (1)	1999 (1)	1998 (1)	1997 (1)	1996 (1)	1995 (1)
Cash Flow Statement Data (10)
Net cash provided by continuing operations	$428	$396	$347	$215	$204	$254	$191	$236	$190	$175	$111
Investing activity of continuing operations:
Capital expenditures	(62)	(70)	(86)	(87)	(68)	(75)	(80)	(67)	(57)	(53)	(57)
Business acquisitions and investments	(547)	(140)	(5)	(17)	(102)	(139)	(70)	(29)	(745)	(128)	(12)
Other (investing)/divesting activity, net	13	12	7	15	16	62	33	10	31	35	(19)
Financing activity of continuing operations:
Increase (decrease) in long-term debt, net	294	24	(216)	1	9	(54)	(1)	(4)	651	41	(30)
Dividends paid	(111)	(65)	(50)	(51)	(51)	(47)	(47)	(47)	(46)	(45)	(43)
Common stock issued (retired)	(37)				(22)	(5)	(35)	(108)	(26)
Other financing activity	20	42	31	29	16	6	1	6	4	9	6
Balance Sheet Data
Total assets	3,802	3,090	2,923	2,727	2,641	2,587	2,535	2,375	2,304	1,478	1,361
Long-term debt (including current portion)	826	533	509	725	724	715	769	771	773	122	81
Shareholders’ equity	2,287	2,096	1,823	1,515	1,352	1,278	1,164	1,070	1,050	945	1,194

Note: Certain amounts may not foot since each is rounded independently.

As used herein and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the terms “Scripps,” “we,” “our,” or “us” may, depending on the context, refer to The E. W. Scripps Company, to one or more of its consolidated subsidiary companies, or to all of them taken as a whole.

The income statement and cash flow data for the eleven years ended December 31, 2005, and the balance sheet data as of the same dates have been derived from our audited consolidated financial statements. All per share amounts are presented on a diluted basis. The eleven-year financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere herein.

Operating revenues and segment profit (loss) represent the revenues and the profitability measures used to evaluate the operating performance of our business segments in accordance with Financial Accounting Standard No. (“FAS”) 131. See page F-12.

(1)	In the periods presented we acquired and divested the following:

Acquisitions

2005-Shopzilla, a Web-based product comparison shopping service. Newspapers and other publications in Tennessee, California and Colorado.

2004-The Great American Country network.

2003-An additional interest of less than one percent in our Memphis newspaper.

2002-Additional 1.0% interest in Food Network and an additional interest of less than one percent in our Evansville newspaper.

2001-Additional 4.0% interest in Food Network and an additional interest of less than one percent in our Evansville newspaper.

2000-Daily newspapers in Ft. Pierce, Florida (in exchange for our newspaper in Destin, Florida, and cash) and Henderson, Kentucky; weekly newspaper in Marco Island, Florida; and television station KMCI in Lawrence, Kansas.

1999-Additional 7.0% interest in Food Network.

1998-Independent telephone directories in Memphis, Tennessee; Kansas City, Missouri; North Palm Beach, Florida; and New Orleans, Louisiana. Additional 1.0% interest in Food Network.

1997-Daily newspapers in Abilene, Corpus Christi, Plano, San Angelo and Wichita Falls, Texas; Anderson, South Carolina; and Boulder, Colorado (in exchange for our daily newspapers in Monterey and San Luis Obispo, California); community newspapers in the Dallas, Texas, market and an approximate 56% controlling interest in Food Network.

1996-Vero Beach, Florida, daily newspaper.

Divestitures

2000-Destin, Florida, newspaper (in exchange for Ft. Pierce, Florida, newspaper) and the independent yellow page directories. The divestitures resulted in net pre-tax gains of $6.2 million, increasing income from continuing operations by $4.0 million, $.03 per share.

1998-Dallas community newspapers, including the Plano daily, and Scripps Howard Productions, our television program production operation based in Los Angeles, California. No material gain or loss was realized as proceeds approximated the book value of net assets sold.

1997-Monterey and San Luis Obispo, California, daily newspapers (in exchange for Boulder, Colorado, daily newspaper). Terminated joint operating agency (“JOA”) and ceased operations of El Paso, Texas, daily newspaper. The JOA termination and the newspaper trade resulted in pre-tax gains totaling $47.6 million, increasing income from continuing operations by $26.2 million, $.16 per share.

1995-Watsonville, California, daily newspaper. No material gain or loss was realized as proceeds approximated the book value of net assets sold.

(2)	The Denver JOA commenced operations on January 22, 2001. Our 50% share of the operating profit (loss) of the Denver JOA is reported as “Equity in earnings of JOAs and other joint ventures” in our financial statements. The related editorial costs and expenses associated with the Rocky Mountain News (“RMN”) are included in “JOA editorial costs and expenses.” Our financial statements do not include the advertising and other operating revenues of the Denver JOA, the costs to produce, distribute and market the newspapers or related depreciation. To enhance comparability of year-over-year operating results, we have removed the operating revenues of the RMN prior to the formation of the Denver JOA from our newspaper operating revenues and separately reported those revenues.

Notes to Selected Financial Data (continued)

(3)	We adopted FAS 142 - Goodwill and Other Intangible Assets effective January 1, 2002. Recorded goodwill and intangible assets with indefinite lives are no longer amortized, but instead are tested for impairment at least annually. Other intangible assets are reviewed for impairment in accordance with FAS 144. Amortization of goodwill and other intangible assets with indefinite lives, primarily FCC licenses and broadcast television station network affiliation relationships, was as follows:

2001 - $38.1 million, $28.1 million after tax, $.18 per share.

2000 - $35.8 million, $26.5 million after tax, $.17 per share.

1999 - $34.7 million, $25.7 million after tax, $.16 per share.

1998 - $35.0 million, $25.9 million after tax, $.16 per share.

1997 - $21.8 million, $17.5 million after tax, $.11 per share.

1996 - $17.3 million, $15.0 million after tax, $.09 per share.

1995 - $15.1 million, $13.5 million after tax, $.08 per share.

(4)	2004-An $11.1 million gain on the sale of our Cincinnati television station’s production facility to the City of Cincinnati increased income from continuing operations by $7.0 million, $.04 per share.

(5)	Restructuring charges include our proportionate share of JOA restructuring activities. Our proportionate share of JOA restructuring activities is included in “Equity in earnings of JOAs and other joint ventures” in our financial statements. Restructuring charges consisted of the following:

2003-A $1.8 million charge for estimated severance costs to Cincinnati Post union- represented editorial employees was recorded as a result of Gannett notifying us that the Cincinnati JOA will not be renewed when it expires on December 31, 2007. The charge reduced income from continuing operations $1.2 million, $.01 per share.

2002-The Denver JOA consolidated its office space and sold its excess real estate. The $3.9 million gain on the sale increased income from continuing operations by $2.4 million, $.01 per share.

2001-Costs of $16.1 million associated with workforce reductions, including our $5.9 million share of such costs at the Denver JOA, reduced income from continuing operations by $10.1 million, $.06 per share.

2000-Expenses of $9.5 million associated with formation of the Denver JOA reduced income from continuing operations by $6.2 million, $.04 per share.

1999-Severance payments of $1.2 million to certain television station employees and $0.8 million of costs incurred to move Food Network’s operations to a different location in Manhattan reduced income from continuing operations by $1.2 million, $.01 per share.

1996-A $4.0 million charge for our share of certain costs associated with restructuring portions of the distribution system of the Cincinnati JOA reduced income from continuing operations by $2.6 million, $.02 per share.

(6)	Other investment results include i) gains and losses from the sale or write-down of investments and ii) accrued incentive compensation and other expenses associated with the management of the Scripps Ventures investment portfolios. Investment results include the following:

2004-Net realized gains of $14.7 million. Net investment results increased income from continuing operations by $9.5 million, $.06 per share.

2003-Net realized losses of $3.2 million. Net investment results decreased income from continuing operations by $2.1 million, $.01 per share.

2002-Net realized losses of $79.7 million. Charges associated with winding down the Scripps Ventures investment funds were $3.6 million. Net investment results decreased income from continuing operations by $55.6 million, $.34 per share.

2001-Net realized losses of $2.9 million. Accrued incentive compensation was decreased $11.5 million, to zero, in connection with the decline in value of the Scripps Ventures I investment portfolio. Net investment results increased income from continuing operations by $3.8 million, $.02 per share.

2000-Net realized losses of $17.5 million. Accrued incentive compensation was increased $4.5 million, to $11.5 million. Net investment results reduced income from continuing operations by $15.8 million, $.10 per share.

1999-Net realized gains of $8.6 million. Accrued incentive compensation was increased $7.0 million, to $7.0 million. Net investment results increased income from continuing operations by $0.4 million, $.00 per share.

1997-Net realized losses of $2.7 million. Net investment results reduced income from continuing operations by $1.7 million, $.01 per share.

1996-Net realized gains of $37.0 million. Net investment results increased income from continuing operations by $24.3 million, $.15 per share.

(7)	1996-A $15.5 million contribution of appreciated Time Warner stock to a charitable foundation decreased income from continuing operations by $5.2 million, $.03 per share.

(8)	2005-Plans to consolidate the Denver Newspaper Agency’s (“DNA”) production facilities will result in certain assets of the existing facilities being retired earlier than previously estimated. The reduction in these assets’ estimated useful lives increased DNA’s depreciation expense and decreased our equity in earnings from JOAs by $20.4 million. Income from continuing operations was decreased by $12.6 million, $.08 per share.

(9)	The provision for income taxes includes the following items which affect the comparability of the year-over-year effective income tax rate:

2003- Changes in the estimated tax liability for prior years and our estimate of unrealizable state net operating loss carryforwards reduced the tax provision, increasing income from continuing operations by $27.1 million, $.17 per share.

2002- A change in the estimated tax liability for prior years reduced the tax provision, increasing income from continuing operations by $9.8 million, $.06 per share.

2000- A change in the estimated tax liability for prior years reduced the tax provision, increasing income from continuing operations by $7.2 million, $.05 per share.

(10)	The eleven-year summary of operations excludes the operating results of the following entities and the gains and losses on their divestiture as they are accounted for as discontinued operations:

2005-Terminated Birmingham joint operating agreement and ceased operation of our Birmingham Post-Herald newspaper. We received cash consideration of approximately $40.8 million from the termination of the JOA and sale of certain of the Birmingham newspapers’ assets.

Recurring operating losses and a longer than expected path to profitability at Shop At Home resulted in a non-cash charge of $103.1 million write-down of goodwill and other intangible assets, including $67.3 million of nondeductible goodwill. In the first quarter of 2006 we undertook a deliberate and careful assessment of strategic alternatives for Shop At Home, which led to the sale of its operations and certain assets to Jewelry Television in June 2006. In the third quarter of 2006, we reached an agreement to sell the five Shop At Home-affiliated broadcast television stations.

1996-Our cable television systems (“Scripps Cable”) were acquired by Comcast Corporation (“Comcast”) on November 13, 1996, (the “Cable Transaction”) through a merger whereby our shareholders received, tax-free, a total of 93 million shares of Comcast’s Class A Special Common Stock. The aggregate market value of the Comcast shares was $1.593 billion and the net book value of Scripps Cable was $356 million, yielding an economic gain of $1.237 billion to our shareholders. This gain is not reflected in our financial statements because accounting rules required us to record the transaction at book value.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This discussion and analysis of financial condition and results of operations is based upon the consolidated financial statements and the notes thereto. You should read this discussion in conjunction with those financial statements.

Forward-Looking Statements

This discussion and the information contained in the notes to the consolidated financial statements contain certain forward-looking statements that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from the expectations expressed in the forward-looking statements. Such risks, trends and uncertainties, which in most instances are beyond our control, include changes in advertising demand and other economic conditions; consumers’ taste; newsprint prices; program costs; labor relations; technological developments; competitive pressures; interest rates; regulatory rulings; and reliance on third-party vendors for various products and services. The words “believe,” “expect,” “anticipate,” “estimate,” “intend” and similar expressions identify forward-looking statements. All forward-looking statements, which are as of the date of this filing, should be evaluated with the understanding of their inherent uncertainty. We undertake no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

Executive Overview

In 2005, as a result of recurring operating losses and a longer than expected path to profitability, we recorded a non cash charge of $103.1 million to reduce the carrying value of our Shop At Home segment’s goodwill and intangible assets to their fair values. We had acquired a 70% controlling interest in Shop At Home in 2002 from Summit America and acquired Summit America, including its remaining 30% interest in Shop At Home and five Shop At Home-affiliated broadcast television stations, in 2004. While we had made progress in improving the quality and variety of products that are offered to home shoppers and had continued to build the business through the Internet, we encountered challenges in gaining affordable access to permanent, high quality cable distribution for the network.

In the first quarter of 2006, we undertook a deliberate and careful assessment of strategic alternatives for Shop At Home, which culminated in the second quarter sale of the operations of the Shop At Home television network and certain of its assets to Jewelry Television. Jewelry Television also assumed a number of Shop At Home’s television affiliation agreements. We also reached an agreement in the third quarter of 2006 to sell the five Shop At Home-affiliated broadcast television stations. The operations of Shop At Home are classified as discontinued operations for all periods presented.

In the third quarter of 2005, we reached agreement with Advance Publications, Inc., the publisher of the Birmingham News (“News”), to terminate the Birmingham joint operating agreement between the News and our Birmingham Post-Herald newspaper and sold certain assets to the News.

Our continuing operations comprise a diverse and growing media company with interests in national cable networks, newspaper publishing, broadcast television stations, interactive media and licensing and syndication. The company’s portfolio of media properties includes: Scripps Networks, with such brands as HGTV, Food Network, DIY Network, Fine Living and Great American Country; daily and community newspapers in 18 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service; 10 broadcast television stations, including six ABC-affiliated stations, three NBC affiliates and one independent; Shopzilla, the online comparison shopping service that carries an index of more than 30 million products from approximately 65,000 merchants; and United Media, a leading worldwide licensing and syndication company that is the home of PEANUTS, DILBERT and approximately 150 other features and comics.

The company has a long-standing tradition of creating shareholder value by following a disciplined strategy of investing in growing media businesses. Starting with newspapers nearly 130 years ago and continuing with our acquisition of Shopzilla in June, 2005, we have stayed ahead of the ongoing migration of consumers and marketing dollars to new media marketplaces. This is evidenced by the dramatic change in our company’s profile during the last ten years. In 1994, the newspaper division contributed 50 percent of the company’s consolidated revenue. In 2005 it contributed 34 percent. The cable television networks, a business that did not exist in 1993, contributed 42 percent to the company’s revenue in 2005 while Shopzilla, our newly acquired comparison shopping Internet service, contributed 5 percent.

We expect to continue our tradition of increasing shareholder value by maximizing and allocating the cash flow generated by our mature media businesses to new or existing businesses. In the past we have used cash generated by our newspapers and broadcast television stations to develop HGTV, DIY and Fine Living and to acquire Food Network, GAC and Shopzilla. The continued expansion of Scripps Networks, the support and development of Shopzilla’s rapid growth potential, investment in new and growing media businesses and maximizing Shop At Home’s value for our shareholders are the company’s top strategic priorities.

Scripps Networks is in a period of sustained growth. The Networks have successfully monetized ratings and viewership gains, especially at its two more established networks HGTV and Food Network. The appeal of our new programming has resonated with viewers and has resulted in an increasing number of younger viewers turning to our flagship networks. Primetime viewership during the fourth quarter of 2005 among adults 25-54 rose 16 percent at Food Network and was up 13 percent at HGTV. Our networks have also contributed to our growing status as one of the country’s leading Internet companies. The number of people visiting our network Web sites was up 15 percent for the quarter, demonstrating the appeal of our brands and the success we have had targeting consumers. We also have emerged as a leader in providing content that is specifically formatted for the growing number of video-on-demand and broadband services. In 2005, we launched our newest broadband channel — HGTV KitchenDesign. The channel launched in December with more than 200 videos taken directly from our extensive programming archives at Scripps Networks. We expect to launch similar broadband channels that will dig deep into such lifestyle topics as gardening, healthy eating and crafts. Top priorities at Networks are the ratings growth at HGTV and Food, the programming and distribution of our emerging networks, developing new revenue streams for our network brands such as product licensing and retail sales, and the growth of interactive revenue.

During the second quarter of 2005, we completed the acquisition of Shopzilla. Shopzilla operates a product comparison shopping service that helps consumers find products offered for sale on the Web by online retailers. Shopzilla aggregates and organizes information on millions of products from thousands of retailers. Shopzilla also operates BizRate, a popular Web-based consumer feedback network which collects millions of consumer reviews of stores and products each year. The acquisition enables us to capitalize on the rapid growth and rising profitability of specialized Internet search businesses and expands our electronic media platform. On a pro-forma basis, Shopzilla’s revenues over the second half of 2005 have more than doubled compared with the second half of 2004 due in part to Shopzilla’s increasing popularity with online shoppers. We also have begun leveraging the cross-promotional power of all of our media businesses by driving traffic to Shopzilla via links on virtually all of our Web sites. In addition, our lifestyle networks and TV stations promoted Shopzilla throughout the holiday shopping season; and our newspapers ran ads and created a Shopzilla-branded, Smart Shopper column.

Our shareholders also continue to benefit from our local media businesses. Our daily and community newspapers and broadcast television stations are the foundation for our successful growth strategy.

At our newspapers, we are continuing efforts to strengthen the competitive position of our newspapers print and online businesses. We plan to grow the print business by expanding into surrounding markets and launching non-traditional and non-daily products within our local markets. We believe our online businesses will generate higher growth rates than our traditional print business and as a result are focusing heavily in this area. These local Web sites place a heavy emphasis on interactive, community-based content as well as live news updates. In 2005, along with MediaNews Group, our joint operating partner in Denver, we decided to consolidate newspaper production operations from two plants into a single facility. The consolidation of facilities seeks to reduce costs and increase efficiencies for the production of both newspapers.

Priorities at our broadcast television stations include concentrating on the branding of our local ABC and NBC affiliates, emphasizing local news and building out non-traditional revenue opportunities that target new advertisers. Improved ratings at ABC in 2005 and the outlook for 2006 bode well not only for revenue at our ABC stations from popular shows, but also for the lead-in they provide to late news. At the same time, Nielsen introduced its Local People Meter (“LPM”) technology and methodology to the Detroit market starting in 2006. LPM’s have reported less viewing to network affiliated stations in other markets, so we are closely monitoring the impact this technology has on our ratings and our revenue in Detroit. To date in 2006, the impact has been minimal. Political advertising is expected to increase our revenues in 2006. The Olympics and the return of the Super Bowl to ABC in 2006 should help boost revenue. Revenue and profits were expectedly lower due to the absence of political advertising in 2005.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) requires us to make a variety of decisions which affect reported amounts and related disclosures, including the selection of appropriate accounting principles and the assumptions on which to base accounting estimates. In reaching such decisions, we apply judgment based on our understanding and analysis of the relevant circumstances, including our historical experience, actuarial studies and other assumptions. We are committed to preparing financial statements incorporating accounting principles, assumptions and estimates that promote the representational faithfulness, verifiability, neutrality and transparency of the accounting information included in the financial statements.

Note 1 to the Consolidated Financial Statements describes the significant accounting policies we have selected for use in the preparation of our financial statements and related disclosures. We believe the following to be the most critical accounting policies, estimates and assumptions affecting our reported amounts and related disclosures.

Network Affiliate Fees – Cable and satellite television systems generally pay a per-subscriber fee (“network affiliate fees”) for the right to distribute our programming under the terms of long-term distribution contracts. Network affiliate fees are reported net of volume discounts earned by cable and satellite television system operators and net of incentive costs offered to system operators in exchange for initial long-term distribution contracts. Such incentives may include an initial period in which the payment of network affiliate fees by the system is waived (“free period”), cash payments (“network launch incentives”), or both. We recognize network affiliate fees as revenue over the terms of the contracts, including any free periods. Network launch incentives are capitalized as assets upon launch of our programming on the cable or satellite television system and are then amortized against network affiliate fees based upon the ratio of each period’s revenue to expected total revenue over the terms of the contracts.

The amount of network affiliate fees due to us, net of applicable discounts, are reported to us by cable and satellite television systems. Such information is generally not received until substantially after the close of the reporting period. Therefore, reported network affiliate fee revenues are based upon our estimates of the number of subscribers receiving our programming and the amount of volume-based discounts each cable and satellite television provider is entitled to receive. In addition, cable television systems acquired by a multiple system operator (“MSO”) may carry our programming under contracts with different rates, discounts or other terms than the MSO. The MSO may have the right to continue to apply the contract terms of the acquired system, to apply its contract term to the acquired system, or to apply the contract terms of the acquired systems to all of its systems. Agreements with cable television systems also typically permit the system to carry our programming while we negotiate volume discounts, rebates or other incentives, requiring us to estimate such amounts. We adjust the recorded amounts and our estimate of any remaining unreported periods based upon the actual amounts of network affiliate fees received.

Acquisitions – Financial Accounting Standards No (“FAS”) 141 – Business Combinations requires assets and acquired liabilities assumed in a business combination to be recorded at fair value. Fair values are generally determined by independent appraisals using comparisons to market transactions and present value techniques. The use of a discounted cash flow technique requires significant judgments with respect to expected cash flows to be derived from the asset, the estimated period of time the assets will produce those cash flows and the selections of an appropriate discount rate. Changes in such estimates could change the amounts allocated to individual identifiable assets. While we believe our assumptions are reasonable, if different assumptions were made, the amount allocated to amortizable intangible assets could differ substantially from the reported amounts.

Goodwill and Other Indefinite-Lived Intangible Assets – Financial Accounting Standard No. (“FAS”) 142 - Goodwill and Other Intangible Assets, requires that goodwill for each reporting unit be tested for impairment on an annual basis or when events occur or circumstances change that would indicate the fair value of a reporting unit is below its carrying value. For purposes of performing the impairment test for goodwill, our reporting units are each of our national television networks, newspapers, broadcast TV, and Shopzilla. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the goodwill within the reporting unit is less than its carrying value.

FAS 142 also requires us to compare the fair value of each indefinite-lived intangible asset to its carrying amount. If the carrying amount of an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized.

To determine the fair value of our reporting units and indefinite-lived intangible assets, we generally use market multiples, appraised values and present value techniques (discounted cash flow). The use of a discounted cash flow technique requires significant judgments including the application of a discount rate, estimation of future cash flows, long-term rates of growth for our businesses, and the useful life over which cash flows will occur. Changes in our estimates and projections or changes in our established reporting units could materially affect the determination of fair value for each reporting unit.

Upon completing our impairment test in the fourth quarter of 2005, we determined that the carrying value of our discontinued Shop At Home business segment exceeded its fair value. Accordingly, our 2005 results for discontinued operations include a write-down of goodwill and intangible assets totaling $103.1 million. While we believe the estimates and judgments used in determining Shop At Home’s fair values were appropriate, different assumptions with respect to future cash flows, long-term growth rates and discount rates could produce a different estimate of fair value. For example, a 1.0% change in the discount rate combined with a 0.25% change in the long-term growth rate would result in an approximate $20 million change in the estimated fair value of Shop At Home.

For our other reporting units with goodwill and intangible assets, no impairments of assets were identified. In addition, except for the recently acquired GAC and Shopzilla businesses, the estimated fair values of our reporting units substantially exceed their recorded carrying values.

Income Taxes – Accounting for income taxes is sensitive to interpretation of various laws and regulations. As a matter of course, our consolidated federal income tax returns and various state income tax returns are regularly audited by federal and state authorities. While we believe the positions we take on our tax returns comply with applicable laws, these audits may result in proposed adjustments that challenge the positions taken on our tax returns. We regularly review the adjustments proposed by federal and state tax authorities to our tax returns and the positions taken on tax returns that are not currently under examination. We record a provision for additional taxes that we believe are probable of payment. However, the ultimate resolution of these issues may differ from the amounts currently estimated, in which case an adjustment would be made to the tax provisions in that period.

In 2003, we reached agreement with the IRS on certain proposed adjustments to our 1996 through 2001 consolidated federal income tax returns. In addition, several open state tax years were closed without audit in 2003. As a result of reaching agreement on the proposed adjustment with the IRS and the closing of open state tax years, we reduced our provision for open tax years by $21.0 million in 2003. No significant adjustments were recorded to our tax provision in 2005 or 2004. The audit of our 1996 through 2001 federal income tax returns will remain open until two remaining issues are settled with the IRS. If the IRS accepts our positions on those issues, we will reduce our provision for income taxes by $2.0 million in the period those positions are accepted.

We have deferred tax assets primarily related to state net operating loss carryforwards and capital loss carryforwards. We record a tax valuation allowance to reduce such deferred tax assets to the amount that is more likely than not to be realized. We consider ongoing prudent and feasible tax planning strategies in assessing the need for a valuation allowance. In the event we determine the deferred tax asset we would realize would be greater or less than the net amount recorded, an adjustment would be made to the tax provision in that period. In 2003, we reduced our estimates of state operating loss carryforwards that would not be realized by $6.1 million based upon the closing of several open state tax years and our projections of taxable income in the carryforward periods.

Pension Plans – We sponsor various noncontributory defined benefit pension plans covering substantially all full-time employees. Pension expense for those plans was $18.5 million in 2005, $23.1 million in 2004, and $25.4 million in 2003.

The measurement of our pension obligations and related expense is dependent on a variety of estimates, including: discount rates; expected long-term rate of return on plan assets; expected increase in compensation levels; and employee turnover, mortality and retirement ages. We review these assumptions on an annual basis and make modifications to the assumptions based on current rates and trends when appropriate. In accordance with accounting principles generally accepted in the United States of America, the effects of these modifications are recorded currently or amortized over future periods. We consider the most critical of our pension estimates to be our discount rate and the expected long-term rate of return on plan assets.

The discount rate used to determine our future pension obligations is based upon a dedicated bond portfolio approach that includes securities rated Aa or better with maturities matching our expected benefit payments from the plans. The rate is determined each year at the plan measurement date and affects the succeeding year’s pension cost. At December 31, 2005, the discount rate was 5.75% as compared with 6.00% at December 31, 2004. Discount rates can change from year to year based on economic conditions that impact corporate bond yields. A decrease in the discount rate increases pension expense. A 0.5% change in the discount rate as of December 31, 2005, to either 5.25% or 6.25%, would increase or decrease our pension obligations as of December 31, 2005, by approximately $38.8 million and increase or decrease 2005 pension expense by approximately $5.0 million.

The expected long-term rate of return on plan assets is based primarily upon the target asset allocation for plan assets and capital markets forecasts for each asset class employed. Our expected rate of return on plan assets also considers our historical compound rate of return on plan assets for 10 and 15 year periods. At December 31, 2005, the expected long-term rate of return on plan assets was 8.25%. For the ten year period ended December 31, 2005, our actual compounded rate of return was 9.3%. A decrease in the expected rate of return on plan assets increases pension expense. A 0.5% change in the expected long-term rate of return on plan assets, to either 8.75% or 7.75%, would increase or decrease our 2005 pension expense by approximately $2.0 million.

We had cumulative unrecognized actuarial losses for our pension plans of $103 million at December 31, 2005. Unrealized actuarial gains and losses result from deferred recognition of differences between our actuarial assumptions and actual results. In 2005, we had an actuarial loss of $4.1 million, primarily due to the change in the discount rate. The cumulative unrecognized net loss is primarily due to declines in corporate bond yields and the unfavorable performance of the equity markets between 2000 and 2002. Amortization of unrecognized actuarial losses may result in an increase in our pension expense in future periods. Based on our current assumptions, we anticipate that 2006 pension expense will include $6.0 million in amortization of unrecognized actuarial losses.

The cost of plan amendments (“prior service cost”) is amortized on a straight-line basis over the average remaining service period of the employees.

Results of Operations

The trends and underlying economic conditions affecting the operating performance and future prospects differ for each of our business segments. Accordingly, we believe the following discussion of our consolidated results of operations should be read in conjunction with the discussion of the operating performance of our business segments that follows on pages F-12 through F-18.

Consolidated Results of Operations – Consolidated results of operations were as follows:

( in thousands )	For the years ended December 31,
	2005	Change	2004	Change	2003
Operating revenues	$2,154,634	15.0%	$1,874,351	14.5%	$1,636,294
Costs and expenses	(1,487,730)	(12.6)%	(1,321,064)	(12.3)%	(1,176,419)
Depreciation and amortization of intangibles	(82,378)	(41.6)%	(58,187)	1.5%	(59,044)
Losses on disposal of PP&E	(602)	76.0%	(2,509)	(51.4)%	(1,657)
Hurricane recoveries (losses), net	983		(2,654)
Gain on sale of production facility			11,148
Restructuring charges					(1,847)

Operating Income	584,907	16.7%	501,085	26.1%	397,327
Interest expense	(38,791)	(25.6)%	(30,877)	2.1%	(31,548)
Equity in earnings of JOAs and other joint ventures	61,926	(24.0)%	81,453	0.7%	80,883
Interest and dividend income	4,767	41.5%	3,369	(33.4)%	5,062
Other investment results, net of expenses			14,674		(3,200)
Miscellaneous, net	989	5.3%	939		(497)

Income from continuing operations before income taxes and minority interests	613,798		570,643		448,027
Provision for income taxes	216,815		204,815		146,321

Income from continuing operations before minority interests	396,983		365,828		301,706
Minority interests	58,467		43,069		15,921

Income from continuing operations	338,516	4.9%	322,759	12.9%	285,785

Loss from discontinued operations, net of tax	(89,363)		(18,948)	(26.6)%	(14,970)

Net Income	$249,153	(18.0)%	$303,811	12.2%	$270,815

Net income (loss) per diluted share of common stock:
Income from continuing operations	$2.05	4.6%	$1.96	12.0%	$1.75
Loss from discontinued operations	(.54)		(.11)	(25.1)%	(.09)

Net income per diluted share of common stock	$1.51	(18.2)%	$1.84	10.8%	$1.66

Discontinued Operations – Discontinued operations include Shop At Home and our newspaper operations in Birmingham.

Operating results for our discontinued operations were as follows:

(in thousands)	For the years ended December 31,
	2005	Change	2004	Change	2003
Operating revenues:
Shop At Home	$359,256	22.6%	$293,092	22.9%	$238,484
Birmingham-Post Herald	31	(48.3)%	60	(10.4)%	67

Total operating revenues	$359,287	22.6%	$293,152	22.9%	$238,551

Equity in earnings of JOA, including termination fee	$45,423		$7,377	4.3%	$7,071

Income (loss) from discontinued operations:
Shop At Home	$(141,427)		$(32,822)	(18.0)%	$(27,826)
Birmingham-Post Herald	42,726		4,832	(7.2)%	4,509

Income (loss) from discontinued operations, before tax	(98,701)		(27,990)	20.0%	(23,317)
Income tax (benefits)	(9,338)	3.3%	(9,042)	8.3%	(8,347)

Income (loss) from discontinued operations	$(89,363)		$(18,948)	26.6%	$(14,970)

Improvements in the mix, quality and appeal of products offered for sale both online and on air at Shop At Home contributed to the increase in revenues. Sales of products in the home and cookware categories increased by 91% for the full-year of 2005 compared with 2004 and represent 16% of Shop At Home’s total revenue in 2005. Sales of products in these categories were 10% of total revenue in 2004 and 8% in 2003.

Shop At Home programming reached an average full-time equivalent of 54.4 million homes in 2005, up from 50.4 million homes in 2004 and 46.4 million homes in 2003. However, we encountered challenges in gaining affordable access to permanent, high quality cable distribution for the network. During the past several years, Shop At Home had primarily grown its distribution through national satellite carriers or through the acquisition of part-time or overnight carriage, where the household productivity is significantly less than basic tier cable homes. In 2005, national satellite carriage represented approximately 42% of Shop At Home’s carriage. This carriage produces approximately 40% to 50% less revenue per household than a basic cable home due, in large part, to the expanded choice of viewing options and fragmentation of audience share. In addition, carriage secured on a part-time or overnight basis tends to be higher on the channel guide and often lacks the channel guide branding that is standard in longer-term permanent channel contracts.

Shop At Home sustained recurring operating losses due in part to the fact that we have not successfully secured consistently strong channel positions. As a result of these operating losses and a longer than anticipated path to profitability, our discontinued operations’ total expenses include a non-cash charge in 2005 of $103.1 million to write-down Shop At Home’s goodwill and intangible assets. Increases in costs and expenses also reflect additional costs incurred to support Shop At Home’s revenue growth. These costs include increases in the costs of facilities, outside services, uncollectible accounts receivable, marketing and consumer research costs.

Equity in earnings of JOAs includes $40.8 million of cash consideration received from the Birmingham News for terminating the joint operating agreement.

Continuing Operations

2005 compared with 2004

The increase in operating revenues was primarily due to the continued growth in advertising and network affiliate fee revenues at our national television networks and our June 2005 acquisition of Shopzilla. The growth in advertising revenues was primarily driven by increased demand for advertising time and higher advertising rates at our networks. The growth in affiliate fee revenues is attributed to scheduled rate increases, wider distribution of our networks, and the impact of reaching renewal agreements with several cable television operators during the later half of 2004. Increases in operating revenues were also attributed to improvement in local and classified advertising sales at our newspapers. These increases in revenue were partially offset by declines in revenue at our broadcast television stations attributed to the absence of political advertising.

Costs and expenses were affected by the expanded hours of original programming and costs to promote our national networks, and the acquisition of Shopzilla. Beginning in 2006, employee costs will include approximately $22 million related to the expensing of stock options granted to employees.

Depreciation and amortization increased primarily as a result of the acquisitions of Shopzilla and Great American Country. In 2006, we expect depreciation and amortization will be approximately $105 million to $110 million.

Gains on disposal of property, plant and equipment in 2004 include an $11.1 million gain on the sale of our Cincinnati television station’s production facility to the City of Cincinnati.

Certain of our Florida operations were affected by hurricanes in 2005 and 2004. During 2005, we reached agreement with insurance providers and other responsible third parties on certain of our property and business interruption claims resulting from the 2004 hurricanes and recorded insurance recoveries of $2.2 million. These insurance recoveries were partially offset by hurricane losses of $1.2 million recorded in 2005. Operating results in 2004 include asset impairment losses and restoration costs from the hurricanes totaling $2.6 million. Estimated business interruption losses from the hurricanes were $2.3 million in 2005 and $4.2 million in 2004.

We are currently in discussions with our insurance carriers regarding property and business interruption claims sustained by our newspaper operations in the 2004 hurricanes totaling $3.1 million. Property and business interruption claims for the 2005 hurricanes have not yet been filed with our insurance carriers. Recoveries of these unsettled claims will not be recorded until settlement agreements are reached with insurance providers.

Interest expense includes interest incurred on our outstanding borrowings and interest incurred on deferred compensation and other employment agreements. Interest incurred on our outstanding borrowings increased in 2005 due to higher average debt levels attributed to the Shopzilla acquisition. In connection with the June 2005 acquisition, the Company issued $150 million in 5-year notes at a rate of 4.30%. We financed the remainder of the transaction with commercial paper. The average outstanding commercial paper balance for the second half of 2005 was $260 million at an average rate of 3.73% compared with $63 million at an average rate of 1.86% for the second half of 2004. In 2006, we expect interest expense will be approximately $40 million to $45 million.

In 2005, the management committee of the Denver Newspaper Agency (“DNA”) approved plans to consolidate DNA’s newspaper production facilities. As a result, assets used in certain of the existing facilities will be retired earlier than previously estimated. The reduction in these assets’ estimated useful lives increased DNA’s 2005 depreciation expense, resulting in a $20.4 million decrease in our equity in earnings from JOAs. The increased depreciation is expected to decrease equity in earnings from JOAs by approximately $3.0 million in each remaining quarter until the second quarter of 2007.

Interest and dividend income in 2005 reflects $3.0 million of interest income due to us as a result of favorable court rulings with respect to certain disputes with the IRS. Interest and dividend income in 2004 includes $1.3 million of interest earned on the Summit America Note receivable prior to the second quarter 2004 acquisition of Summit America.

Other investment results include net realized gains and losses on the sale of investments and investment impairments resulting from other-than-temporary declines in the fair value of investments. Other investment results in 2004 represent realized gains from the sale of certain investments, including Digital Theater Systems.

Information regarding our effective tax rate is as follows:

(in thousands)	2005	Change	2004
Income from continuing operations before income taxes and minority interests as reported	$613,798	7.6%	$570,643
Income of pass-through entities allocated to non-controlling interests	54,431	34.6%	40,441

Income allocated to Scripps	$559,367	5.5%	$530,202

Provision for income taxes	$216,815	(5.9)%	$204,815

Effective income tax rate as reported	35.3%		35.9%
Effective income tax rate on income allocated to Scripps	38.8%		38.6%

Our effective tax rate is affected by the growing profitability of Food Network. Food Network is operated pursuant to the terms of a general partnership, in which we own an approximate 70% residual interest. Income taxes on partnership income accrue to the individual partners. While the income before income tax reported in our financial statements includes all of the income before tax of the partnership, our income tax provision does not include income taxes on the portion of Food Network income that is attributable to the non-controlling interest.

We expect the effective tax rate to be between 34% and 35% in 2006.

Minority interest increased year-over-year primarily due to the increased profitability of the Food Network. Food Network’s profits are allocated in proportion to each partner’s residual interests in the partnership, of which we own approximately 70%. In 2006, we expect minority interest will be about $70 million.

2004 compared with 2003

The increase in operating revenues was primarily attributed to the continued growth in advertising and network affiliate fee revenues at our national television networks, and the return of political advertising at our broadcast television stations. The growth in advertising revenues at Scripps Networks was primarily driven by increased viewership. The growth in affiliate fee revenues at Scripps Networks is attributed to scheduled rate increases, wider distribution of our networks, and reaching renewal agreements with several cable television operators.

Costs and expenses were affected by the expanded hours of original programming and costs to promote our national networks, and increases in newsprint prices and disability and health care costs.

Gains on disposal of property, plant and equipment in 2004 include an $11.1 million gain on the sale of our Cincinnati television station’s production facility to the City of Cincinnati.

Restructuring charges in 2003 reflect a $1.8 million charge for estimated severance costs to Cincinnati Post and Kentucky Post editorial employees as stipulated by the terms of a collective bargaining agreement. The charge was recorded as a result of Gannett notifying us that the Cincinnati JOA will not be renewed when it expires on December 31, 2007.

Operating results in 2004 were affected by the impact of hurricanes at our Florida operations. Our Florida operations sustained wind and water damage and the hurricanes interrupted operations at our affected businesses and at certain of their customers, resulting in lost revenues. Estimated asset impairment losses and restoration costs totaled $2.6 million. Business interruption losses for 2004 were estimated to be approximately $4.2 million.

Interest expense includes interest incurred on our outstanding borrowings and interest incurred on deferred compensation and other employment agreements. Interest expense decreased in 2004 as lower average debt levels offset increases in interest rates. The average balance of outstanding borrowings was $513 million in 2004 and $608 million in 2003. The weighted-average interest rate on all borrowings was 4.73% in 2004 and 4.17% in 2003.

Interest and dividend income decreased in 2004 due to the loss of income on the Summit America Note receivable that was forgiven during our second quarter acquisition of Summit America. This reduction in income was partially offset by interest income earned on federal tax refunds received in 2004.

Other investment results include net realized gains and losses on the sale of investments and investment impairments resulting from other-than-temporary declines in the fair value of investments. Other investment results in 2004 represent realized gains from the sale of certain investments, including Digital Theater Systems. Other investment results in 2003 reflect a charge for write-downs associated with declines in value of certain investments in development-stage businesses.

The effective tax rate was 35.9% in 2004 and 32.7% in 2003. The comparability of our year-over-year effective tax rate is affected by changes in estimated liabilities for open tax years and state net operating loss carryforwards that reduced our tax provision by $27.1 million in 2003. These changes in estimates reduced the effective tax rate by 6.1% in 2003. In addition, our effective income tax rate is affected by the growing profitability of Food Network and the portion of Food Network income that is attributed to the non-controlling interest. Income before income tax attributed to the non-controlling interest in Food Network was $40.4 million in 2004 and $12.7 million in 2003.

Minority interest increased year-over-year primarily due to the operating performance of Food Network. Prior to the fourth quarter of 2003, Food Network profits were allocated solely to Class A partnership interests, of which we own approximately 87%. During the fourth quarter of 2003, Food Network profits began to be allocated in proportion to each partner’s residual interests in the partnership.

Business Segment Results – As discussed in Note 17 to the Consolidated Financial Statements our chief operating decision maker (as defined by FAS 131 – Segment Reporting) evaluates the operating performance of our business segments using a measure we call segment profits. Segment profits exclude interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America.

Items excluded from segment profits generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the managers of those business segments in the current period.

Information regarding the operating performance of our business segments determined in accordance with FAS 131 and a reconciliation of such information to the consolidated financial statements is as follows:

(in thousands)	For the years ended December 31,
	2005	Change	2004	Change	2003
Segment operating revenues:
Scripps Networks	$902,925	24.8%	$723,713	35.3%	$535,013

Newspapers managed solely by us	728,373	3.5%	703,857	1.8%	691,591
Newspapers operated pursuant to JOAs	538		207	3.5%	200

Total newspapers	728,911	3.5%	704,064	1.8%	691,791
Broadcast television	317,659	(7.3)%	342,498	12.6%	304,162
Shopzilla	99,447
Licensing and other media	105,692	1.6%	104,076	(1.2)%	105,328

Total operating revenues	$2,154,634	15.0%	$1,874,351	14.5%	$1,636,294

Segment profit (loss):
Scripps Networks	$414,095	36.1%	$304,358	49.0%	$204,263

Newspapers managed solely by us	208,389	1.7%	204,898	(9.8)%	227,132
Newspapers operated pursuant to JOAs	14,314	(60.4)%	36,177	(2.3)%	37,032

Total newspapers	222,703	(7.6)%	241,075	(8.7)%	264,164
Broadcast television	87,954	(18.7)%	108,243	27.0%	85,218
Shopzilla	27,980
Licensing and other media	18,998	13.3%	16,767	(12.8)%	19,238
Corporate	(41,917)	(10.0)%	(38,103)	(18.6)%	(32,125)

Total segment profit	729,813	15.4%	632,340	16.9%	540,758
Depreciation and amortization of intangibles	(82,378)	(41.6)%	(58,187)	1.5%	(59,044)
Losses on disposal of PP&E	(602)	76.0%	(2,509)	(51.4)%	(1,657)
Hurricane asset impairment losses			(254)
Gain on sale of production facility			11,148
Restructuring charges, including share of JOA restructurings					(1,847)
Interest expense	(38,791)	(25.6)%	(30,877)	2.1%	(31,548)
Interest and dividend income	4,767	41.5%	3,369	(33.4)%	5,062
Other investment results, net of expenses			14,674		(3,200)
Miscellaneous, net	989	5.3%	939		(497)

Income from continuing operations before income taxes and minority interests	$613,798	7.6%	$570,643	27.4%	$448,027

Discussions of the operating performance of each of our reportable business segments begin on page F-14.

Compliance with the Sarbanes-Oxley Act contributed to the increase in corporate expenses in 2005 and 2004 compared with 2003. Corporate expenses, including the impact of expensing stock options granted to employees, are expected to be approximately $50 million to $55 million for the full year of 2006.

Segment profits include our share of the earnings of JOAs and certain other investments included in our consolidated operating results using the equity method of accounting. Newspaper segment profits include equity in earnings of JOAs and other joint ventures. Scripps Networks segment profits include equity in earnings of FOX Sports Net South and other joint ventures.

A reconciliation of equity in earnings of JOAs and other joint ventures included in segment profits to the amounts reported in our Consolidated Statements of Income is as follows:

(in thousands)	For the years ended December 31,
	2005	Change	2004	Change	2003
Scripps Networks:
Equity in earnings of joint ventures	$11,120	7.7%	$10,329	10.7%	$9,333
Newspapers:
Equity in earnings of JOAs	50,601	(29.0)%	71,230	(0.5)%	71,611
Equity in earnings (loss) of joint ventures	205		(106)	(73.8)%	(61)

Total equity in earnings of JOAs and other joint ventures	$61,926	(24.0)%	$81,453	0.7%	$80,883

Certain items required to reconcile segment profitability to consolidated results of operations determined in accordance with accounting principles generally accepted in the United States of America are attributed to particular business segments. Significant reconciling items attributable to each business segment are as follows:

(in thousands)	For the years ended December 31,
	2005	Change	2004	Change	2003
Depreciation and amortization:
Scripps Networks	$17,370	(38.1)%	$12,575	(3.0)%	$12,203
Newspapers managed solely by us	21,721	0.3%	21,778	5.7%	23,106
Newspapers operated pursuant to JOAs	1,495	(3.0)%	1,451	3.8%	1,509

Total newspapers	23,216	0.1%	23,229	5.6%	24,615
Broadcast television	19,906	(1.9)%	19,532	(0.6)%	19,425
Shopzilla	18,651
Licensing and other media	1,035	(55.2)%	667	(6.9)%	624
Corporate	2,200	(0.7)%	2,184	(0.3)%	2,177

Total	$82,378	(41.6)%	$58,187	1.5%	$59,044

Gains (losses) on disposal of PP&E:
Scripps Networks	$(34)				$(512)

Newspapers managed solely by us	(255)	(75.5)%	(1,040)		(454)
Newspapers operated pursuant to JOAs			2		(27)

Total newspapers	(255)	(75.4)%	(1,038)		(481)
Broadcast television	(293)		9,677		(569)
Licensing and other media	(2)				(6)
Corporate	(18)				(89)

Total	$(602)		$8,639		$(1,657)

Restructuring charges					$1,847

Interest and dividend income:
Newspapers managed solely by us	$289	15.1%	$251	(26.2)%	$340
Newspapers operated pursuant to JOAs	18	(21.7)%	23	9.5%	21

Total newspapers	307	12.0%	274	(24.1)%	361
Summit America note			1,306	(71.6)%	4,591
Licensing and other media	631		26		4
Corporate	3,801		1,735		59
Other	28		28	(40.4)%	47

Total	$4,767	41.5%	$3,369	(33.4)%	$5,062

Scripps Networks – Scripps Networks includes our national television networks: Home & Garden Television (“HGTV”), Food Network, DIY Network (“DIY”), Fine Living, and Great American Country (“GAC”). Programming from our networks can be viewed on demand (“VOD”) on cable television systems in about 84 markets across the United States. Scripps Networks also includes our online channels, HGTVPro.com and HGTVKitchenDesign, and our 12% interest in FOX Sports Net South, a regional television network. Our networks also operate internationally through licensing agreements and joint ventures with foreign entities.

We launched HGTV in 1994. Food Network launched in 1993, and we acquired our controlling interest in 1997. We launched DIY in 1999 and Fine Living in 2002. We acquired GAC on November 17, 2004. We have used a similar strategy in developing each of our networks. Our initial focus is to gain distribution on cable and satellite television systems. We may offer incentives in the form of cash payments or an initial period in which payment of affiliate fees by the systems is waived in exchange for long-term distribution contracts. We create new and original programming and undertake promotion and marketing campaigns designed to increase viewer awareness. We expect to incur operating losses until network distribution and audience size are sufficient to attract national advertisers. As distribution of the network increases, we make additional investments in the quality and variety of programming and increase the number of hours of original programming offered on the network. Such investments are expected to result in increases in viewership, yielding higher advertising revenues.

While we have employed similar development strategies with each of our networks, there can be no assurance DIY, Fine Living and GAC will achieve operating performances similar to HGTV and Food Network. There has been considerable consolidation among cable and satellite television operators, with the eight largest providing services to approximately 95% of the homes that receive cable and satellite television programming. At the same time, there has been an expansion in the number of programming services seeking distribution on those systems, with the number of networks more than doubling since 1996.

The networks utilize common facilities and certain sales, operational and support services are shared by the networks. Expenses directly attributed to the operations of a network are charged directly to that network. The costs of shared facilities and services are not allocated to the individual networks for segment reporting purposes.

Financial information for Scripps Networks is as follows:

(in thousands)	For the years ended December 31,
	2005	Change	2004	Change	2003
Operating revenues:
HGTV	$453,171	20.2%	$376,905	26.1%	$298,998
Food Network	357,043	21.0%	294,957	42.3%	207,260
DIY	44,577	41.5%	31,504	55.2%	20,305
Fine Living	26,934	50.0%	17,953		8,308
GAC	15,502		1,650
Other	5,698		744		142

Total segment operating revenues	$902,925	24.8%	$723,713	35.3%	$535,013

Contribution to segment profit (loss):
HGTV	$298,535	31.1%	$227,647	28.8%	$176,719
Food Network	213,348	30.0%	164,174	48.1%	110,832
DIY	6,814	14.8%	5,936		2,318
Fine Living	(437)	95.5%	(9,701)	33.8%	(14,657)
GAC	(807)		(7)
Unallocated costs and other	(103,358)	(23.5)%	(83,691)	(18.0)%	(70,949)

Total segment profit	$414,095	36.1%	$304,358	49.0%	$204,263

Homes reached in December (1):
HGTV	88,900	1.7%	87,400	3.4%	84,500
Food Network	88,000	2.4%	85,900	3.5%	83,000
DIY	34,500	11.3%	31,000	19.2%	26,000
Fine Living	29,000	16.0%	25,000	25.0%	20,000
GAC	39,400	7.1%	36,800	37.8%	26,700

(1)	Approximately 94 million homes in the United States receive cable or satellite television. Homes reached are according to the Nielsen Homevideo Index (“Nielsen”), with the exception of DIY and Fine Living which are not yet rated by Nielsen and represent comparable amounts estimated by us.

Advertising and network affiliate fees provide substantially all of each network’s operating revenues and employee costs and programming costs are the primary expenses. The trends and underlying economic conditions affecting each of our networks are substantially the same as those affecting all of our networks, primarily the demand for national advertising.

Operating results for Scripps Networks were as follows:

(in thousands)	For the years ended December 31,
	2005	Change	2004	Change	2003
Segment operating revenues:
Advertising	$726,602	28.1%	$567,426	30.7%	$434,175
Network affiliate fees, net	167,012	15.1%	145,163	56.2%	92,907
Other	9,311	(16.3)%	11,124	40.3%	7,931

Total segment operating revenues	902,925	24.8%	723,713	35.3%	535,013

Segment costs and expenses:
Employee compensation and benefits	114,389	(19.3)%	95,917	(9.8)%	87,346
Programs and program licenses	173,823	(5.5)%	164,700	(23.2)%	133,691
Other segment costs and expenses	211,465	(25.1)%	169,067	(42.0)%	119,046

Total segment costs and expenses	499,677	(16.3)%	429,684	(26.3)%	340,083

Hurricane recoveries (losses), net	(273)

Segment profit before joint ventures	402,975	37.1%	294,029	50.8%	194,930
Equity in earnings of joint ventures	11,120	7.7%	10,329	10.7%	9,333

Segment profit	$414,095	36.1%	$304,358	49.0%	$204,263

Supplemental Information:
Billed network affiliate fees	$187,528		$163,743		$103,749
Network launch incentive payments	19,732		34,365		25,105
Payments for programming (greater) less than program cost amortization	(42,991)		(21,560)		(34,314)
Depreciation and amortization	17,370		12,575		12,203
Capital expenditures	22,635		21,972		9,364
Business acquisitions and other additions to long-lived assets	209,335		332,060		199,303

Advertising revenues increased primarily due to an increased demand for advertising time and higher advertising rates at our networks. The appeal of new programming has positively impacted revenue by enabling us to increase the average net cost per spot charged on upfront and scatter units sold. In addition, higher revenues have resulted from increasing the amount of higher priced upfront and scatter units sold in lieu of lower priced direct response units.

The increase in network affiliate fees over each of the last three years reflects both scheduled rate increases and wider distribution of the networks. The increase in network affiliate fees for 2004 also reflects the fact that the charter distribution agreements for Food Network provided the programming to cable television systems without charge for the initial 10-year term of the agreements. Charter distribution agreements with cable and satellite television systems distributing our programming to approximately 25 million homes expired at the end of 2003. Distribution agreements with cable and satellite television systems currently in force require the payment of affiliate fees over the terms of the agreements.

We expect total operating revenues at Scripps Networks to increase approximately 18% to 20% for the full year of 2006.

Employee compensation and benefits increased primarily due to the hiring of additional employees to support the growth of Scripps Networks.

Programs and program licenses and other costs and expenses increased due to the improved quality and variety of programming, expanded programming hours and continued efforts to promote the programming in order to attract a larger audience.

Our continued investment in programming and consumer marketing to increase viewership at all of our networks is expected to increase total segment expenses approximately 14% to 16% for the full year of 2006.

Capital expenditures in 2005 include the costs of upgrading our broadcast operations. Capital expenditures in 2004 include costs for the new Food Network studio in New York.

Newspapers – We operate daily and community newspapers in 18 markets in the United States. Our newspapers earn revenue primarily from the sale of advertising space to local and national advertisers and from the sale of newspapers to readers. Three of our newspapers are operated pursuant to the terms of joint operating agreements. Each of those newspapers maintains an independent editorial operation and receives a share of the operating profits of the combined newspapers operations.

Newspapers managed solely by us – The newspapers managed solely by us operate in mid-size markets, focusing on news coverage within their local markets. Advertising and circulation revenues provide substantially all of each newspaper’s operating revenues and employee and newsprint costs are the primary expenses at each newspaper. Declines in circulation of daily newspapers have resulted in a loss of advertising market share throughout the newspaper industry. Further declines in circulation in our newspaper markets could adversely affect our newspapers.

The trends and underlying economic conditions affecting the operating performance of any of our newspapers are substantially the same as those affecting all of our newspapers. Our newspaper operating performance is most affected by newsprint prices and economic conditions, particularly within the retail, labor, housing and auto markets. While an individual newspaper may perform better or worse than our newspaper group as a whole due to specific conditions at the newspaper or within its local economy, we do not expect such near-term variances to significantly affect the overall long-term operating performance of the newspaper segment.

Operating results for newspapers managed solely by us were as follows:

(in thousands)	For the years ended December 31,
	2005	Change	2004	Change	2003
Segment operating revenues:
Local	$168,951	1.8%	$165,980	(0.8)%	$167,343
Classified	226,767	5.6%	214,775	2.4%	209,724
National	42,762	1.9%	41,956	7.0%	39,225
Preprint and other	145,496	8.4%	134,175	6.6%	125,815

Newspaper advertising	583,976	4.9%	556,886	2.7%	542,107
Circulation	128,168	(2.0)%	130,790	(3.5)%	135,503
Other	16,229	0.3%	16,181	15.7%	13,981

Total operating revenues	728,373	3.5%	703,857	1.8%	691,591

Segment costs and expenses:
Employee compensation and benefits	271,497	(2.6)%	264,547	(5.4)%	251,029
Newsprint and ink	83,949	(5.6)%	79,505	(9.2)%	72,803
Other segment costs and expenses	164,432	(6.9)%	153,812	(9.4)%	140,566

Total costs and expenses	519,878	(4.4)%	497,864	(7.2)%	464,398

Hurricane recoveries (losses), net	(311)		(989)

Contribution to segment profit before joint ventures	208,184	1.6%	205,004	(9.8)%	227,193
Equity in earnings (loss) of joint ventures	205		(106)	(73.8)%	(61)

Contribution to segment profit	$208,389	1.7%	$204,898	(9.8)%	$227,132

Supplemental Information:

Depreciation and amortization	$21,721		$21,778		$23,106

Capital expenditures	15,421		26,444		37,550

Business acquisitions and other additions to long-lived assets	9,338		80		3,904

Our 2005 and 2004 operating results were affected by the impact of hurricanes at our Florida operations. Our Florida operations sustained wind and water damage and the hurricanes interrupted operations at our affected businesses and at certain of our customers’ businesses, resulting in lost revenues. Advertising revenues at our other newspapers increased 2% in 2005 and 2004. The increase in advertising revenues was primarily due to increases in classified advertising and preprint and other advertising, particularly online revenue. The increase in classified advertising was primarily attributed to continued improvement in help wanted and real estate advertising. Increases in these categories helped offset declines in automotive advertising.

Increases in preprint and other advertising reflect the development of new print and electronic products and services. These products include niche publications such as community newspapers, lifestyle magazines, publications focused on the classified advertising categories of real estate, employment and auto, and other publications aimed at younger readers. Additionally, our Internet sites had advertising revenues of $23.0 million in 2005 compared with $14.9 million in 2004 and $11.5 million in 2003. Higher advertising rates, resulting from increases in the audience visiting our Web sites as well as an increase in our online product offerings contributed to the increase in online revenues. We expect continued growth in advertising on our Internet sites as we continue to leverage our local franchises in help wanted, automotive and real estate advertising.

Other operating revenues represent revenue earned on ancillary services offered by our newspapers. The increase in 2004 compared with 2003 is primarily attributed to increases in commercial printing revenues.

We expect total operating revenues at Newspapers to increase approximately 4% to 6% for the full year of 2006. We will continue our strategy of developing new print and online products to strengthen local advertising share. Growth in online revenue is expected to account for nearly one quarter of the year-over-year increase in total revenues.

An increase in health care and long-term disability costs of $4.8 million contributed to the increase in employee compensation and benefit expenses in 2004 compared with 2003.

Newsprint and ink costs increased primarily due to increases in newsprint prices. The average price of newsprint year-over-year increased 11% in 2005 and 10% in 2004. The increase in 2005 was partially offset by a 4% decrease in newsprint consumption.

Increases in other segment costs and expenses reflect costs associated with the development of new ancillary products and services.

Total newspaper costs and expenses, including the impact of expensing stock options granted to employees, are expected to increase 7% to 9% for the full year of 2006. The overall number of newspaper employees is expected to increase slightly as we shift resources to advertising sales and Internet-based businesses. We also expect to invest in our Florida markets to capitalize on the growth opportunities in those markets.

Capital expenditures in 2004 and 2003 include costs for the construction of a new production facility for our Treasure Coast, Florida newspapers.

Newspapers operated under Joint Operating Agreements: Three of our newspapers are operated pursuant to the terms of joint operating agreements (“JOAs”). See F-43 for information regarding the markets in which we publish a newspaper pursuant to the terms of a JOA.

The operating profits earned from the combined operations of the two newspapers in a JOA are distributed to the partners in accordance with the terms of the joint operating agreement. We receive a 50% share of the Denver JOA profits, a 40% share of the Albuquerque JOA profits, and approximately 20% to 25% share of the Cincinnati JOA profits.

Operating results for our newspapers operated under JOAs were as follows:

(in thousands)	For the years ended December 31,
	2005	Change	2004	Change	2003
Equity in earnings of JOAs included in segment profit:
Denver	$15,854	(56.7)%	$36,630	(3.2)%	$37,854
Cincinnati	23,532	1.7%	23,148	4.1%	22,246
Albuquerque	11,215	(2.1)%	11,452	(0.5)%	11,511

Total equity in earnings included in segment profit	50,601	(29.0)%	71,230	(0.5)%	71,611
Operating revenues	538		207		200

Total	51,139	(28.4)%	71,437	(0.5)%	71,811

JOA editorial costs and expenses:
Denver	24,473	(6.3)%	23,012	(1.4)%	22,692
Cincinnati	8,064	(0.6)%	8,018	(1.7)%	7,887
Albuquerque	4,288	(1.4)%	4,230	(0.7)%	4,200

Total JOA editorial costs and expenses	36,825	(4.4)%	35,260	(1.4)%	34,779

JOA contribution to segment profit:
Denver	(8,142)		13,759	(10.1)%	15,303
Cincinnati	15,468	2.2%	15,129	5.4%	14,359
Albuquerque	6,988	(4.1)%	7,289	(1.1)%	7,370

Total contribution to segment profit	$14,314	(60.4)%	$36,177	(2.3)%	$37,032

Supplemental information:

Depreciation and amortization	$1,495		$1,451		$1,509

Capital expenditures	1,477		613		567

Additional depreciation incurred by the Denver Newspaper Agency reduced equity in earnings of JOAs by $20.4 million for the full year of 2005 (See page F-11). The increased depreciation is also expected to decrease equity in earnings of JOAs by approximately $3.0 million in each remaining quarter until the second quarter of 2007.

We expect our JOA newspapers will contribute $18 million to $20 million to segment profit for the full year of 2006.

Gannett has notified us of its intent to terminate the Cincinnati JOA upon its expiration in 2007.

Broadcast Television – Broadcast television includes six ABC-affiliated stations, three NBC-affiliated stations and one independent. Each station is located in one of the 61 largest television markets in the U.S. Our broadcast television stations earn revenue primarily from the sale of advertising time to local and national advertisers.

National broadcast television networks offer affiliates a variety of programs and sell the majority of advertising within those programs. We may receive compensation from the network for carrying its programming. In addition to network programs, we broadcast locally produced programs, syndicated programs, sporting events, and other programs of interest in each station’s market. News is the primary focus of our locally-produced programming.

The trends and underlying economic conditions affecting the operating performance of any of our broadcast television stations are substantially the same as those affecting all of our stations. The operating performance of our broadcast television group is most affected by the health of the economy, particularly conditions within the retail and auto markets, and by the volume of advertising time purchased by campaigns for elective office and for political issues. The demand for political advertising is significantly higher in even-numbered years, when congressional and presidential elections occur, than in odd-numbered years. From time-to-time, individual television stations may perform better or worse than our television station group as a whole due to specific conditions at that station or within its local economy. We do not expect such near-term variances to significantly affect the overall operating performance of the broadcast television segment.

Operating results for broadcast television were as follows:

(in thousands)	For the years ended December 31,
	2005	Change	2004	Change	2003
Segment operating revenues:
Local	$197,400	7.4%	$183,732	(0.4)%	$184,395
National	103,436	2.9%	100,518	(0.2)%	100,757
Political	3,973		41,546		3,356
Network compensation	5,177	(39.1)%	8,505	(4.5)%	8,905
Other	7,673	(6.4)%	8,197	21.5%	6,749

Total segment operating revenues	317,659	(7.3)%	342,498	12.6%	304,162

Segment costs and expenses:
Employee compensation and benefits	122,324	(1.0)%	121,062	(4.1)%	116,312
Programs and program licenses	47,343	2.2%	48,402	(5.3)%	45,965
Other segment costs and expenses	61,605	2.8%	63,380	(11.8)%	56,667

Total segment costs and expenses	231,272	0.7%	232,844	(6.3)%	218,944

Hurricane recoveries (losses), net	1,567		(1,411)

Segment profit	$87,954	(18.7)%	$108,243	27.0%	$85,218

Supplemental Information:

Payments for programming less (greater) than program cost amortization	$(415)		$(606)		$579

Depreciation and amortization	19,906		19,532		19,425

Capital expenditures	13,524		17,543		34,742

Business acquisitions and other additions to long-lived assets					918

Our 2005 and 2004 operating results were affected by the impact of hurricanes at our Florida operations. Our Florida operations sustained wind and water damage and the hurricanes interrupted operations at our affected businesses and at certain of our customers’ businesses, resulting in lost revenues. Revenues at our other television stations decreased 7% in 2005 compared with 2004 and increased 12% in 2004 compared with 2003. Year-over-year changes in revenues are significantly affected by various cyclical factors, particularly the political cycle. Advertising revenues dramatically increase during even-numbered years, when congressional and presidential elections occur. Political advertising is expected to approximate $25 million in 2006 and advertising revenue tied to the Super Bowl and Olympics could reach $8 million.

Broadcast television has initiated a number of advertising strategies aimed at securing revenues from businesses that have not historically advertised on television. The increase in local advertising revenues in 2005 is primarily attributed to the revenues generated from the successful implementation of these strategies.

We have reached agreement in principle on new affiliation agreements for our six ABC affiliated stations. The agreement will extend the ABC affiliation relationship for each of our stations through January of 2010. Network compensation in 2006 for our ABC affiliated stations will approximate the $4.9 million of revenue recognized by these stations in 2005. Our ABC affiliates recognized $8.2 million of network compensation in 2004 and $8.6 million in 2003.

We expect total operating revenues at our broadcast television stations to increase approximately 10% to 12% for the full year of 2006.

The increase in employee compensation and benefit expenses in 2004 compared with 2003 is primarily due to higher employee benefit costs, including a $1.9 million increase in health care and long-term disability costs.

Other segment costs and expenses reflect spending to promote our stations and research costs to better understand our target audience.

Total broadcast television costs and expenses, including the impact of expensing stock options granted to employees, are expected to increase 5% to 6% in 2006.

Capital expenditures in 2004 and 2003 include the construction of a new production facility for our Cincinnati television station.

Shopzilla– On June 27, 2005, we completed our acquisition of Shopzilla, Inc., a Web-based product comparison shopping service.

Shopzilla operates a comparison shopping service that helps consumers find products offered for sale by online retailers. Shopzilla aggregates and organizes information on millions of products from thousands of retailers. Shopzilla also operates the BizRate consumer feedback network that collects millions of consumer reviews of stores and products each year.

Shopzilla earns revenue primarily from referral fees collected when consumers using our Web sites click through to participating online retailers. Marketing costs intended to attract traffic to the Shopzilla Web site are the primary expenses.

Operating results for Shopzilla from the June 27, 2005 acquisition date were as follows:

(in thousands)	For the period ended December 31, 2005
Segment operating revenues	$99,447

Segment profit	$27,980

Supplemental Information:
Depreciation and amortization	$18,651

Capital expenditures	5,608
Business acquisitions and other additions to long-lived assets	535,127

On a pro-forma basis, assuming we had owned Shopzilla for all of 2005 and 2004, operating revenues were $154.8 million in 2005 and $67.4 million in 2004. Segment profits were $41.3 million in 2005 and $10.6 million in 2004.

The increase in revenue year-over-year is primarily attributed to an increase in referrals to participating online retailers. The use of online comparison shopping sites has increased as online retailing increases and as Internet users become more aware of our services.

Approximately 66% of the year-over-year increase in Shopzilla’s segment costs and expenses was attributed to marketing costs designed to attract traffic to our Web sites. A significant portion of our marketing costs is performance-based advertising to acquire Internet traffic from search engines and other Web sites.

Shopzilla is expected to generate segment profits of approximately $50 million to $55 million for the full-year of 2006.

Capital expenditures in 2006 are expected to be approximately $10 million.

Liquidity and Capital Resources

Our primary source of liquidity is our cash flow from operating activities. Advertising provides 75% of total operating revenues, so cash flow from operating activities is adversely affected during recessionary periods. Information about our use of cash flow from operating activities is presented in the following table:

(in thousands)	For the years ended December 31,
	2005	Change	2004	Change	2003
Net cash provided by continuing operating activities	$428,353	8.1%	$396,156	14.1%	$347,139
Net cash provided by (used in) discontinued operations	8,255		(204,305)		(25,146)
Dividends paid, including to minority interests	(111,177)		(65,006)		(50,464)
Employee stock option proceeds	32,345		28,108		33,180
Other continuing operation financing activities	(11,951)		13,966		(2,155)

Cash flow available for acquisitions, investments, debt repayment and share repurchase	$345,825		$168,919		$302,554

Sources and uses of available cash flow in continuing operations:
Business acquisitions and net investment activity	$(532,454)		$(132,370)		$2,775
Capital expenditures	(61,828)		(70,400)		(86,002)
Other investing	(1,616)		4,002		(213)
Repurchase Class A Common Shares	(36,822)
Increase (decrease) in long-term debt	293,859		23,901		(216,395)

Our cash flow has been used primarily to fund acquisitions and investments and to develop new businesses. There are no significant legal or other restrictions on the transfer of funds among our business segments.

Net cash provided by operating activities has increased year-over-year due to the improved operating performance of our business segments. Cash required for the development of our emerging brands (DIY, Fine Living, VOD and Shop At Home) was approximately $40 million in 2005, $85 million in 2004, and $80 million in 2003.

We expect cash flow from operating activities in 2006 will provide sufficient liquidity to continue the development of our emerging brands and to fund the capital expenditures necessary to support our businesses. Capital expenditures are expected to be approximately $115 million to $130 million in 2006, including an expansion of the Scripps Networks headquarters in Knoxville.

In March 2006, we reached agreement in principal to acquire 100% of the common stock of uSwitch for approximately $366 million in cash. In connection with the agreement, we entered into a $100 million 364 day revolving credit facility. The remainder of the acquisition will be financed through cash on hand and additional borrowings on our existing credit facilities.

In 2006, we sold certain assets of our Shop At Home television network to Jewelry Television and reached an agreement to sell the five Shop At Home-affiliated broadcast television stations for total cash consideration of $187 million. The sale of the five stations is expected to be completed in multiple closings pending the timing of license transfers and other approvals by the Federal Communications Commission. We currently anticipate receiving $115 million of the consideration from these Shop At Home transactions in 2006. Receipt of the remaining consideration of $72 million is expected to occur in 2007. Payments in 2006 for employee terminations and to cancel certain long-term agreements at Shop At Home are expected to total approximately $20 million.

In 2005, we reached agreement with Advance Publications, Inc., the publisher of the Birmingham News (“News”), to terminate the Birmingham joint operating agreement between the News and our Birmingham Post-Herald newspaper and sold certain assets to the News. We received cash consideration of approximately $40.8 million from these transactions. Total cash provided by the discontinued operation in 2005 was $29.4 million.

In 2005, the management committee of the Denver JOA approved plans to consolidate the JOA’s newspaper production facilities and authorized the incurrence of up to $150 million of debt by the JOA to finance the building and equipment costs related to the consolidation.

In 2004, the Denver JOA entered into an $88 million financing agreement with a group of banks to construct a new office building for the non-production related employees of the Denver JOA and the editorial departments of both the Rocky Mountain News and MediaNews Group’s (“MNG”) Denver Post. Upon completing construction of the non-production facility, the Denver JOA will lease the building for an initial term of five years.

Scripps and MNG are not parties to either of these agreements and have not guaranteed any of the Denver JOA’s obligations under either of these arrangements. However, we expect that our cash distributions received from the Denver JOA will be reduced as the JOA will have additional cash requirements to satisfy debt and lease payments under the agreements. In addition, the Denver JOA will need to renegotiate an additional lease term, relocate to an alternative building or acquire the building upon the expiration of the lease for the non-production facility. Relocation or acquisition of the building may require capital contributions by the JOA partners.

On June 27, 2005, we acquired 100% ownership of Shopzilla for approximately $570 million in cash. Assets acquired in the transaction included approximately $34.0 million of cash and $12.3 million of short-term investments. The acquisition was financed using a combination of cash on hand and additional borrowings, including the issuance of $150 million of 4.3% notes due in 2010.

On November 17, 2004, we completed the acquisition of the Great American Country network. We paid approximately $140 million in cash, which we financed through additional borrowings on our existing credit facilities.

On April 14, 2004, we completed the acquisition of Summit America for approximately $180 million in cash. The acquisition of Summit America was financed through cash and short-term investments on hand and additional borrowings on our existing credit facilities.

Pursuant to the terms of the Food Network general partnership agreement, the partnership is required to distribute available cash to the general partners. Cash distributions to Food Network’s non-controlling interests were $29.0 million in 2005. In prior years, available cash was used by the partnership to repay loans to its partners. We expect cash distributions to Food Network’s non-controlling interests will approximate $35 million to $40 million in 2006.

We are authorized to repurchase up to 5 million of our Class A Common shares. We expect to repurchase sufficient shares to offset the dilution resulting from our stock compensation programs each year. In 2005, we repurchased 750,000 shares at a total cost of $36.8 million. The stock repurchase program can be discontinued at any time.

We have a credit facility that permits $450 million in aggregate borrowings and expires in July 2009. Total borrowings under the facility were $227 million at December 31, 2005.

Our access to commercial paper markets can be affected by macroeconomic factors outside of our control. In addition to macroeconomic factors, our access to commercial paper markets and our borrowing costs are affected by short and long-term debt ratings assigned by independent rating agencies.

We have a U.S. shelf registration statement which allows us to borrow up to an additional $300 million as of December 31, 2005.

Off-Balance Sheet Arrangements and Contractual Obligations

Off-Balance Sheet Arrangements

Off-balance sheet arrangements include the following four categories: obligations under certain guarantees or contracts; retained or contingent interests in assets transferred to an unconsolidated entity or similar arrangements; obligations under certain derivative arrangements; and obligations under material variable interests.

We may use derivative financial instruments to manage exposure to newsprint price, interest rate and foreign exchange rate fluctuations. We held no newsprint or foreign currency derivative financial instruments at December 31, 2005.

We primarily use interest rate swaps to manage the interest rate mix of our total debt portfolio and related overall cost of borrowing. In February 2003, we issued $50 million of 3.75% notes due in 2008. Concurrently, we entered into a receive-fixed, pay-floating interest rate swap, effectively converting the notes to a variable-rate obligation indexed to LIBOR. Since we account for the interest rate swap as a fair value hedge of the underlying fixed-rate notes, changes in the fair value of the interest rate swap are offset by changes in the fair value of the swapped notes and no net gain or loss is recognized in earnings.

We have not entered into any other material arrangements which would fall under any of these four categories and which would be reasonably likely to have a current or future material effect on our results of operations, liquidity or financial condition.

Our contractual obligations under certain contracts are included in the following table.

Contractual Obligations

A summary of contractual cash commitments at December 31, 2005, excluding the commitments of our discontinued operations that are expected to be assumed by third parties, is as follows:

(in thousands)	Less than 1 Year	Years 2 & 3	Years 4 & 5	Over 5 Years	Total
Long-term debt:
Principal amounts		$150,260	$477,393	$200,850	$828,503
Interest on notes	$40,977	72,178	41,981	17,440	172,576

Network launch incentives:
Network launch incentive offers accepted	10,047	9,156	4,731		23,934
Incentives offered to cable television systems	20,422	11,227			31,649

Programming:
Available for broadcast	17,673	3,278	664		21,615
Not yet available for broadcast	109,997	103,536	73,193	18,347	305,073

Employee compensation and benefits:
Deferred compensation and benefits	5,807	11,616	11,602	15,025	44,050
Employment and talent contracts	44,202	48,984	10,125	3,423	106,734

Operating Leases:
Noncancelable	18,375	31,679	21,815	28,654	100,523
Cancelable	3,293	5,513	1,584	36	10,426

Pension Obligations:
Minimum pension funding	2,376	4,797	4,649	6,487	18,309

Other commitments:
Newsprint	3,372	4,496			7,868
Distribution agreements	11,939	2,400	2,400	4,500	21,239
Satellite transmission	9,331	10,020	9,630	36,040	65,021
Noncancelable purchase and service commitments	15,177	27,647	13,553	11,764	68,141
Capital expenditures	1,000	7,000			8,000
Other purchase and service commitments	112,945	16,561	11,751	2,939	144,196

Total contractual cash obligations	$426,933	$520,348	$685,071	$345,505	$1,977,857

Note:	Contractual commitments of our discontinued operations that are expected to be assumed by third parties were comprised of $68.5 million is distribution agreements and $10.6 million in other contractual commitments as of December 31, 2005.

In the ordinary course of business we enter into long-term contracts to obtain distribution of our networks, to license or produce programming, to secure on-air talent, to lease office space and equipment, to obtain satellite transmission rights, and to purchase other goods and services.

Long-Term Debt – Principal payments on long-term debt reflect the repayment of our fixed-rate notes in accordance with their contractual due dates. Principal payments also include the repayment of our outstanding variable rate credit facilities assuming repayment will occur upon the expiration of the facility in July 2009.

Except for our $50 million, 3.75% notes due in 2008, interest payments on our fixed-rate notes are projected based on each notes’ contractual rates and maturity. For our notes due in 2008, we entered into a receive-fixed, pay-floating interest rate swap that expires upon the maturity of the notes. Interest payments on the these notes are calculated assuming the variable interest rate of 4.6% at December 31, 2005 will remain unchanged until the maturity of the notes in 2008. Interest payments on our variable-rate credit facilities assume that the outstanding balance on the facilities and the related variable interest rates remain unchanged until the expiration of the facilities in July 2009.

Network Launch Incentives – We may offer incentives to cable and satellite television systems in exchange for long-term contracts to distribute our networks. Such incentives may be in the form of cash payments or an initial period in which the payment of affiliate fees is waived. We become obligated for such incentives at the time a cable or satellite television system launches our programming.

Amounts included in the above table for network launch incentive offers accepted by cable and satellite television systems include both amounts due to systems that have launched our networks and estimated incentives due to systems that have agreed to launch our networks in future periods.

We have offered launch incentives to cable and satellite television systems that have not yet agreed to carry our networks. Such offers generally expire if the system does not launch our programming by a specified date. We expect to make additional launch incentive offers to cable and satellite television systems to expand the distribution of our networks.

Programming – Program licenses generally require payments over the terms of the licenses. Licensed programming includes both programs that have been delivered and are available for telecast and programs that have not yet been produced. If the programs are not produced, our commitments would generally expire without obligation.

We also enter into contracts with certain independent producers for the production of programming that airs on Scripps Networks. Production contracts generally require us to purchase a specified number of episodes of the program.

We expect to enter into additional program licenses and production contracts to meet our future programming needs.

Talent Contracts – We secure on-air talent for Scripps Networks and our broadcast television stations through multi-year talent agreements. Certain agreements may be terminated under certain circumstances or at certain dates prior to expiration. We expect our employment and talent contracts will be renewed or replaced with similar agreements upon their expiration. Amounts due under the contracts, assuming the contracts are not terminated prior to their expiration, are included in the contractual commitments table. Also included in the table are contracts with columnists and artists whose work is syndicated by United Media. Columnists and artists may receive fixed minimum payments plus amounts based upon a percentage of net syndication and licensing revenues resulting from the exploitation of their work. Contingent amounts based upon net revenues are not included in the table of contractual commitments.

Operating Leases – We obtain certain office space under multi-year lease agreements. Leases for office space are generally not cancelable prior to their expiration.

Leases for operating and office equipment are generally cancelable by either party on 30 to 90 day notice. However, we expect such contracts will remain in force throughout the terms of the leases. The amounts included in the table above represent the amounts due under the agreements assuming the agreements are not canceled prior to their expiration.

We expect our operating leases will be renewed or replaced with similar agreements upon their expiration.

Pension Funding – We sponsor qualified defined benefit pension plans that cover substantially all non-union and certain union-represented employees. We also have a non-qualified Supplemental Executive Retirement Plan (“SERP”).

Contractual commitments summarized in the contractual obligations table includes payments to meet minimum funding requirements of our defined benefit pension plans in 2006 and estimated benefit payments for our unfunded non-qualified SERP plan. Estimated payments for the SERP plan have been estimated over a ten year period. Accordingly, the amounts in the after 5 years column include estimated payments for the periods of 2011-2015. While benefit payments under these plans are expected to continue beyond 2015, we believe it is not practicable to estimate payments beyond this period.

Purchase Commitments – We obtain satellite transmission, audience ratings, market research and certain other services under multi-year agreements. These agreements are generally not cancelable prior to expiration of the service agreement. We expect such agreements will be renewed or replaced with similar agreements upon their expiration.

We may also enter into contracts with certain vendors and suppliers, including most of our newsprint vendors. These contracts typically do not require the purchase of fixed or minimum quantities and generally may be terminated at any time without penalty. Included in the table of contractual commitments are purchase orders placed as of December 31, 2005. Purchase orders placed with vendors, including those with whom we maintain contractual relationships, are generally cancelable prior to shipment. While these vendor agreements do not require us to purchase a minimum quantity of goods or services, and we may generally cancel orders prior to shipment, we expect expenditures for goods and services in future periods will approximate those in prior years.

Redemption of Non-controlling Interests in Subsidiary Companies – The minority owners of Fine Living have the right to require us to repurchase their interests. The minority owners will receive fair market value for their interest at the time their option is exercised.

The Food Network general partnership agreement is due to expire on December 31, 2012, unless amended or extended prior to that date. In the event of such expiration, the assets of the partnership are to be liquidated and distributed to the partners in proportion to their partnership interests.

The table of contractual commitments does not include amounts for the repurchase of minority interests in Fine Living or Food Network.

Quantitative and Qualitative Disclosures about Market Risk

Earnings and cash flow can be affected by, among other things, economic conditions, interest rate changes, foreign currency fluctuations (primarily in the exchange rate for the Japanese yen) and changes in the price of newsprint. We are also exposed to changes in the market value of our investments.

We may use foreign currency forward and option contracts to hedge our cash flow exposures that are denominated in Japanese yen and forward contracts to reduce the risk of changes in the price of newsprint on anticipated newsprint purchases. We held no foreign currency or newsprint derivative financial instruments at December 31, 2005.

The following table presents additional information about market-risk-sensitive financial instruments:

(in thousands, except share data)	As of December 31, 2005			As of December 31, 2004
	Cost Basis	Fair Value		Cost Basis	Fair Value
Financial instruments subject to interest rate risk:
Variable rate credit facilities, including commercial paper	$226,966	$226,966		$82,766	$82,766
$100 million, 6.625% notes, due in 2007	99,975	102,638		99,960	107,500
$50 million, 3.75% notes, due in 2008	50,000	48,705		50,000	49,735
$100 million, 4.25% notes, due in 2009	99,623	96,975		99,527	100,038
$150 million, 4.30% notes, due in 2010	149,784	144,939
$200 million, 5.75% notes, due in 2012	199,185	205,580		199,060	212,960
Other notes	1,537	1,299		1,638	1,440

Total long-term debt including current portion	$827,070	$827,102		$532,951	$554,439

Interest rate swap	$(1,295)	$(1,295)		$(265)	$(265)

Financial instruments subject to market value risk:
AOL Time Warner (2,017,000 shares)	$29,667	$35,173		$29,667	$39,227
Other available-for-sale securities	61	1,806		2,062	4,673

Total investments in publicly-traded companies	29,728	36,979		31,729	43,900
Other equity securities	5,426	(a	)	7,282	(a	)

(a)	Includes securities that do not trade in public markets so the securities do not have readily determinable fair values. We estimate the fair value of these securities approximates their carrying value. There can be no assurance that we would realize the carrying value upon sale of the securities.

Our objectives in managing interest rate risk are to limit the impact of interest rate changes on our earnings and cash flows and to reduce our overall borrowing costs. We manage interest rate risk primarily by maintaining a mix of fixed-rate and variable-rate debt. In February 2003, we issued $50 million of 3.75% notes due in 2008. Concurrently, we entered into a receive-fixed, pay-floating interest rate swap, effectively converting the notes to a variable-rate obligation indexed to LIBOR. We account for the interest rate swap as a fair value hedge of the underlying fixed-rate notes. As a result, changes in the fair value of the interest rate swap are offset by changes in the fair value of the swapped notes and no net gain or loss is recognized in earnings.

The weighted-average interest rate on borrowings under the Variable-Rate-Credit Facilities at December 31 was 4.3% in 2005, 2.3% in 2004, and 1.1% in 2003.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders,

The E. W. Scripps Company

We have audited the accompanying consolidated balance sheets of The E. W. Scripps Company and subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of income, cash flows and comprehensive income and shareholders’ equity for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedule listed in the Index at Item S-1. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The E. W. Scripps Company and subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 14, 2006 (not presented herein) expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Cincinnati, Ohio

March 14, 2006 (October 26, 2006 as to the effects of discontinued operations described in Note 4)

Consolidated Balance Sheets

( in thousands, except share data )	As of December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$19,243	$12,279
Short-term investments	12,800	8,637
Accounts and notes receivable (less allowances - 2005, $18,463; 2004, $20,527)	493,075	402,807
Programs and program licenses	172,879	139,082
Inventories	11,725	10,875
Deferred income taxes	32,269	17,439
Assets of discontinued operations	230,694	334,821
Miscellaneous	22,841	19,992

Total current assets	995,526	945,932

Investments	210,021	234,030

Property, plant and equipment	490,891	462,971

Goodwill and other intangible assets:
Goodwill	1,647,794	1,257,538
Other intangible assets	227,585	87,959

Total goodwill and other intangible assets	1,875,379	1,345,497

Other assets:
Programs and program licenses (less current portion)	169,624	169,452
Unamortized network distribution incentives	172,271	193,830
Prepaid pension	66,153	32,179
Miscellaneous	52,763	40,958

Total other assets	460,811	436,419

Total Assets	$4,032,628	$3,424,849

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$92,084	$106,229
Customer deposits and unearned revenue	53,521	52,687
Accrued liabilities:
Employee compensation and benefits	75,069	64,430
Network distribution incentives	8,871	42,468
Miscellaneous	88,425	71,359
Liabilities of discontinued operations	46,863	56,947
Other current liabilities	29,103	36,810

Total current liabilities	393,936	430,930

Deferred income taxes	312,961	208,835

Long-term debt (less current portion)	825,775	532,686

Other liabilities (less current portion)	121,616	82,648

Commitments and contingencies (Note 18)
Minority interests	91,261	73,629

Shareholders’ equity:
Preferred stock, $.01 par - authorized: 25,000,000 shares; none outstanding
Common stock, $.01 par:
Class A - authorized: 240,000,000 shares; issued and outstanding: 2005 - 126,994,386 shares; 2004 - 126,521,832 shares;	1,270	1,265
Voting - authorized: 60,000,000 shares; issued and outstanding: 2005 - 36,668,226 shares; 2004 - 36,668,226 shares	367	367

Total	1,637	1,632
Additional paid-in capital	363,416	320,359
Stock compensation:
Performance awards and restricted stock units	4,828	789
Unvested restricted stock awards	(1,634)	(4,879)
Retained earnings	1,930,994	1,787,221
Accumulated other comprehensive income (loss), net of income taxes:
Unrealized gains (losses) on securities available for sale	4,906	7,912
Pension liability adjustments	(18,550)	(18,495)
Foreign currency translation adjustment	1,482	1,582

Total shareholders’ equity	2,287,079	2,096,121

Total Liabilities and Shareholders’ Equity	$4,032,628	$3,424,849

See notes to consolidated financial statements.

Consolidated Statements of Income

(in thousands, except per share data)	For the years ended December 31,
	2005	2004	2003
Operating Revenues:
Advertising	$1,621,768	$1,459,647	$1,274,371
Network affiliate fees, net	167,012	145,163	92,907
Circulation	128,168	130,790	135,503
Referral fees	98,881
Licensing	77,049	84,341	82,416
Other	61,756	54,410	51,097

Total operating revenues	2,154,634	1,874,351	1,636,294

Costs and Expenses:
Employee compensation and benefits (exclusive of JOA editorial compensation costs)	568,223	522,751	494,235
Programs and program licenses	221,167	213,102	179,656
Marketing and advertising	152,440	79,188	53,344
Newsprint and ink	83,949	79,505	72,803
JOA editorial costs and expenses	36,825	35,260	34,779
Other costs and expenses	425,126	391,258	341,602

Total costs and expenses	1,487,730	1,321,064	1,176,419

Depreciation, Amortization, and (Gains) Losses:
Depreciation	62,878	56,171	55,984
Amortization of intangible assets	19,500	2,016	3,060
(Gains) losses on disposal of property, plant and equipment	602	2,509	1,657
Hurricane losses (recoveries), net	(983)	2,654
Gain on sale of production facility		(11,148)
Restructuring charges			1,847

Net depreciation, amortization, and (gains) losses	81,997	52,202	62,548

Operating income	584,907	501,085	397,327
Interest expense	(38,791)	(30,877)	(31,548)
Equity in earnings of JOAs and other joint ventures	61,926	81,453	80,883
Interest and dividend income	4,767	3,369	5,062
Other investment results, net of expenses		14,674	(3,200)
Miscellaneous, net	989	939	(497)

Income from continuing operations before income taxes and minority interests	613,798	570,643	448,027
Provision for income taxes	216,815	204,815	146,321

Income from continuing operations before minority interests	396,983	365,828	301,706
Minority interests	58,467	43,069	15,921

Income from continuing operations	338,516	322,759	285,785

Income (loss) from discontinued operations, net of tax	(89,363)	(18,948)	(14,970)

Net income	$249,153	$303,811	$270,815

Net income (loss) per basic share of common stock:
Income from continuing operations	$2.07	$1.99	$1.78
Income (loss) from discontinued operations	(.55)	(.12)	(.09)

Net income per basic share of common stock	$1.53	$1.87	$1.69

Net income (loss) per diluted share of common stock:
Income from continuing operations	$2.05	$1.96	$1.75
Income (loss) from discontinued operations	(.54)	(.11)	(.09)

Net income per diluted share of common stock	$1.51	$1.84	$1.66

Weighted average shares outstanding:
Basic	163,279	162,279	160,532
Diluted	165,435	164,917	162,937

Net income per share amounts may not foot since each is calculated independently.

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows

(in thousands)	For the years ended December 31,
	2005	2004	2003
Cash Flows from Operating Activities:
Net Income	$249,153	$303,811	$270,815
Loss from discontinued operations	89,363	18,948	14,970

Income from continuing operations	338,516	322,759	285,785
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	82,378	58,187	59,044
Gain on sale of production facility, net of deferred income tax		(7,773)
Restructuring charges and other items, net of deferred income tax		(9,877)	(23,819)
Other effects of deferred income taxes	47,604	56,661	53,306
Tax benefits of stock compensation plans	10,362	12,050	13,822
Dividends received greater than equity in earnings of JOAs and other joint ventures	21,014	8,878	9,025
Stock and deferred compensation plans	15,322	4,321	10,230
Minority interests in income of subsidiary companies	58,467	43,069	15,921
Affiliate fees billed greater than amounts recognized as revenue	20,516	18,580	10,842
Network launch incentive payments	(19,732)	(34,365)	(25,105)
Payments for programming less (greater) than program cost amortization	(43,406)	(22,166)	(33,735)
Prepaid and accrued pension expense	(26,743)	(14,432)	(13,109)
Other changes in certain working capital accounts, net	(73,685)	(46,682)	(22,572)
Miscellaneous, net	(2,260)	6,946	7,504

Net cash provided by continuing operating activities	428,353	396,156	347,139

Net cash provided by (used in) discontinued operating activities	18,527	(9,992)	(24,593)

Net operating activities	446,880	386,164	322,546

Cash Flows from Investing Activities:
Purchase of subsidiary companies and long-term investments	(547,007)	(139,947)	(4,768)
Additions to property, plant and equipment	(61,828)	(70,400)	(86,002)
Decrease (increase) in short-term investments, net of effects of acquiring Shopzilla	8,116	(8,637)
Sale of long-term investments	6,437	16,214	7,543
Proceeds from sale of production facility		3,000
Miscellaneous, net	(1,616)	1,002	(213)

Net cash provided by (used in) continuing investing activities	(595,898)	(198,768)	(83,440)

Net cash provided by (used in) discontinued investing activities	(10,376)	(186,827)	(3,253)

Net investing activities	(606,274)	(385,595)	(86,693)

Cash Flows from Financing Activities:
Increase in long-term debt	293,965	32,869	50,000
Payments on long-term debt	(106)	(8,968)	(266,395)
Dividends paid	(70,352)	(63,112)	(48,320)
Dividends paid to minority interests	(40,825)	(1,894)	(2,144)
Repurchase Class A Common shares	(36,822)
Proceeds from employee stock options	32,345	28,108	33,180
Miscellaneous, net	(11,951)	13,966	(2,155)

Net cash provided by (used in) continuing financing activities	166,254	969	(235,834)

Net cash provided by (used in) discontinued financing activities	104	(7,486)	2,700

Net financing activities	166,358	(6,517)	(233,134)

Increase (decrease) in cash and cash equivalents	6,964	(5,948)	2,719
Cash and cash equivalents:
Beginning of year	12,279	18,227	15,508

End of year	$19,243	$12,279	$18,227

Supplemental Cash Flow Disclosures:
Interest paid, excluding amounts capitalized	$38,183	$30,476	$30,235

Income taxes paid continuing operations	150,165	135,312	97,099
Income taxes paid (refunds received) discontinued operations	(3,180)	(13,581)	(8,598)

Total income taxes paid	146,985	121,731	88,501

Non-Cash Transactions:
Assumption of Summit America note and preferred stock obligations		48,424

See notes to consolidated financial statements.

Consolidated Statements of Comprehensive Income and Shareholders’ Equity

(in thousands, except share data)	Common Stock	Additional Paid-in Capital	Stock Compensation	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
As of December 31, 2002	$1,601	$217,823	$(4,590)	$1,324,027	$(23,396)	$1,515,465
Comprehensive income:
Net income				270,815		270,815

Unrealized gains, net of tax of ($9,220)					17,123	17,123
Adjustment for losses (gains) in income, net of tax of $398					(739)	(739)

Change in unrealized gains (losses)					16,384	16,384
Minimum pension liability, net of tax of ($4,968)					7,937	7,937
Currency translation, net of tax of ($434)					790	790

Total				270,815	25,111	295,926
Dividends: declared and paid - $.30 per share				(48,320)		(48,320)
Compensation plans, net: 1,986,396 shares issued; 117,744 shares repurchased; 7,200 shares forfeited	18	45,924	(304)			45,638
Tax benefits of compensation plans		13,822				13,822

As of December 31, 2003	1,619	277,569	(4,894)	1,546,522	1,715	1,822,531
Comprehensive income:
Net income				303,811		303,811

Unrealized gains, net of tax of ($655)					1,213	1,213
Adjustment for losses (gains) in income, net of tax of $4,706					(8,740)	(8,740)

Change in unrealized gains (losses)					(7,527)	(7,527)
Minimum pension liability, net of tax of $2,356					(3,782)	(3,782)
Currency translation, net of tax of ($295)					593	593

Total				303,811	(10,716)	293,095
Dividends: declared and paid - $.3875 per share				(63,112)		(63,112)
Convert 70,000 Voting Shares to Class A Common shares
Convert 40,000 shares from restricted stock awards to restricted stock units		(1,577)	1,577
Compensation plans, net: 1,370,486 shares issued; 76,548 shares repurchased	13	32,317	(773)			31,557
Tax benefits of compensation plans		12,050				12,050

As of December 31, 2004	1,632	320,359	(4,090)	1,787,221	(9,001)	2,096,121
Comprehensive income:
Net income				249,153		249,153

Unrealized gains, net of tax of $1,841					(3,423)	(3,423)
Adjustment for losses (gains) in income, net of tax of ($224)					417	417

Change in unrealized gains (losses)					(3,006)	(3,006)
Minimum pension liability, net of tax of $58					(55)	(55)
Currency translation, net of tax of ($186)					(100)	(100)

Total				249,153	(3,161)	245,992
Dividends: declared and paid - $.43 per share				(70,352)		(70,352)
Repurchase 750,000 Class A Common shares	(8)	(1,786)		(35,028)		(36,822)
Compensation plans, net: 1,293,634 shares issued; 68,580 shares repurchased; 2,500 shares forfeited	13	34,481	7,284			41,778
Tax benefits of compensation plans		10,362				10,362

As of December 31, 2005	$1,637	$363,416	$3,194	1,930,994	$(12,162)	$2,287,079

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

As used in the Notes to Consolidated Financial Statements, the terms “we,” “our,” “us” or “Scripps” may, depending on the context, refer to The E. W. Scripps Company and its consolidated subsidiaries.

Consolidation – The consolidated financial statements include the accounts of The E. W. Scripps Company and its majority-owned subsidiary companies. Consolidated subsidiary companies include general partnerships and limited liability companies in which more than a 50% residual interest is owned. Investments in 20%-to-50%-owned companies and in all 50%-or-less-owned joint ventures and partnerships are accounted for using the equity method. We do not hold any interests in variable interest entities.

Losses attributable to non-controlling interests in subsidiary companies are included in minority interest in the Consolidated Statements of Income to the extent of the basis of the non-controlling investment in the subsidiary company. Losses in excess of that basis (“excess losses”) are allocated entirely to us. Subsequent profits are allocated entirely to us until such excess losses are recovered. All other profits attributable to non-controlling interests in subsidiary companies are included in minority interest in the Consolidated Statements of Income. Our financial statements do not include income tax provisions or (benefits) on the income or (loss) of consolidated partnerships attributable to the non-controlling interest.

Nature of Operations – We are a diverse media concern with interests in national television networks, newspaper publishing, broadcast television, online comparison shopping, interactive media and licensing and syndication. All of our media businesses provide content and advertising services via the Internet. Our media businesses are organized into the following reportable business segments: Scripps Networks, Newspapers, Broadcast television, and Shopzilla.

Scripps Networks includes five national television networks: Home & Garden Television (“HGTV”), Food Network, DIY Network (“DIY”), Fine Living and Great American Country (“GAC”). Scripps Networks also includes our online channel, HGTVPro.com, and our 12% interest in FOX Sports Net South, a regional television network. Our networks also operate internationally through licensing agreements and joint ventures with foreign entities. We own approximately 70% of Food Network and approximately 90% of Fine Living. Each of our networks is distributed by cable and satellite television systems. Scripps Networks earns revenue primarily from the sale of advertising time and from affiliate fees from cable and satellite television systems.

Our newspaper business segment includes daily and community newspapers in 18 markets in the U.S. Three of our newspapers are operated pursuant to the terms of joint operating agreements. See Note 7. Each of those newspapers maintains an independent editorial operation and receives a share of the operating profits of the combined newspaper operations. We solely manage and operate each of the other newspapers. Newspapers earn revenue primarily from the sale of advertising space to local and national advertisers and from the sale of newspapers to readers.

Broadcast television includes six ABC-affiliated stations, three NBC-affiliated stations and one independent. Each station is located in one of the 61 largest television markets in the U.S. Broadcast television stations earn revenue primarily from the sale of advertising time to local and national advertisers.

On June 27, 2005, we completed the acquisition of Shopzilla. Shopzilla operates a product comparison shopping service that helps consumers find products offered for sale on the Web by online retailers. Shopzilla aggregates and organizes information on millions of products from thousands of retailers. Shopzilla also operates BizRate, a Web-based consumer feedback network which collects millions of consumer reviews of stores and products each year. Shopzilla earns revenues primarily from referral fees paid by participating online retailers.

Financial information for each of our business segments is presented in Note 17. Licensing and other media aggregates our operating segments that are too small to report separately, and primarily includes syndication and licensing of news features and comics.

Our operations are geographically dispersed and we have a diverse customer base. We believe bad debt losses resulting from default by a single customer, or defaults by customers in any depressed region or business sector, would not have a material effect on our financial position. Approximately 75% of our operating revenues are derived from advertising. Operating results can be affected by changes in the demand for advertising both nationally and in individual markets.

The six largest cable television systems and the two largest satellite television systems provide service to more than 95% of homes receiving HGTV and Food Network. The loss of distribution by any of these cable and satellite television systems could adversely affect our business. While no assurance can be given regarding renewal of our distribution contracts, we have not lost carriage upon the expiration of our distribution contracts with any of these cable and satellite television systems.

One customer accounts for approximately 30% to 40% of Shopzilla’s annual operating revenues. Our Shopzilla business could be adversely affected upon the loss of this customer.

Use of Estimates – The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make a variety of decisions that affect the reported amounts and the related disclosures. Such decisions include the selection of accounting principles that reflect the economic substance of the underlying transactions and the assumptions on which to base accounting estimates. In reaching such decisions, we apply judgment based on our understanding and analysis of the relevant circumstances, including our historical experience, actuarial studies and other assumptions.

Our financial statements include estimates and assumptions used in accounting for our defined benefit pension plans; the recognition of certain revenues; rebates due to customers; the periods over which long-lived assets are depreciated or amortized; the fair value of such long-lived assets; income taxes payable; estimates for uncollectible accounts receivable; and self-insured risks.

While we re-evaluate our estimates and assumptions on an ongoing basis, actual results could differ from those estimated at the time of preparation of the financial statements.

Revenue Recognition – Our primary sources of revenue are from:

•	The sale of advertising space, advertising time and Internet advertising.

•	The sale of newspapers to distributors and to individual subscribers.

•	Subscriber fees paid by cable and satellite television systems for our programming services (“network affiliate fees”).

•	Referral fees paid by participating online retailers.

•	Royalties from licensing copyrighted characters.

Revenue recognition policies for each source of revenue are described below.

Advertising. Advertising revenue is recorded, net of agency commissions, when advertisements are published or are broadcast. Advertising on our Internet sites is recognized over the period in which the advertising will appear.

Advertising contracts, which generally have a term of one year or less, may provide rebates or discounts based upon the volume of advertising purchased during the terms of the contracts. Estimated rebates and discounts are recorded as a reduction of revenue in the period the advertisement is displayed. This requires us to make certain estimates regarding future advertising volumes. We base our estimates on various factors including our historical experience and advertising sales trends. We revise our estimates as necessary based on actual volume realized.

Broadcast and national television network advertising contracts may guarantee the advertiser a minimum audience for its advertisements over the term of the contracts. We provide the advertiser with additional advertising time if we do not deliver the guaranteed audience size. The amount of additional advertising time is generally based upon the percentage of shortfall in audience size. This requires us to make estimates of the audience size that will be delivered throughout the terms of the contracts. We base our estimate of audience size on information provided by ratings services and our historical experience. If we determine we will not be able to deliver the guaranteed audience, an accrual for “make-good” advertisements is recorded as a reduction of revenue. The estimated make-good accrual is adjusted throughout the terms of the advertising contracts.

Broadcast television stations may receive compensation for airing network programming under the terms of network affiliation agreements. Network affiliation agreements generally provide for the payment of pre-determined fees, but may provide compensation based upon other factors. Pre-determined fees are recognized as revenue on a straight-line basis over the terms of the network affiliation agreements. Compensation dependent upon other factors, which may vary over the terms of the affiliation agreements, is recognized when such amounts are earned.

Newspaper Subscriptions. Circulation revenue for newspapers sold directly to subscribers is based upon the retail rate. Prepaid newspaper subscriptions are deferred and are included in circulation revenue on a pro-rata basis over the term of the subscriptions. Circulation revenue for newspapers sold to independent newspaper distributors, which are subject to returns, is based upon the wholesale rate. Newspaper circulation revenue is recognized upon publication of the newspaper, net of estimated returns. Estimated returns are based on historical return rates and are adjusted based on actual returns realized.

Network Affiliate Fees. Cable and satellite television systems generally pay a per-subscriber fee (“network affiliate fees”) for the right to distribute our programming under the terms of long-term distribution contracts. Network affiliate fees are reported net of volume discounts earned by cable and satellite television system operators and net of incentive costs offered to system operators in exchange for initial long-term distribution contracts. Such incentives may include an initial period in which the payment of network affiliate fees by the system is waived (“free period”), cash payments to system operators (“network launch incentives”), or both. We recognize network affiliate fees as revenue over the terms of the contracts, including any free periods. Network launch incentives are capitalized as assets upon launch of our programming on the cable or satellite television system and are amortized against network affiliate fees based upon the ratio of each period’s revenue to expected total revenue over the terms of the contracts.

Network affiliate fees due to us, net of applicable discounts, are reported to us by cable and satellite television systems. Such information is generally not received until substantially after the close of the reporting period. Therefore, reported network affiliate fee revenues are based upon our estimates of the number of subscribers receiving our programming and the amount of volume-based discounts each cable and satellite television provider is entitled to receive. We subsequently adjust these estimated amounts based upon the actual amounts of network affiliate fees received.

Referral fees. Referral fee revenues consist of fees earned when consumers using our Internet sites are directed to participating online retailers. Referral fee revenues are recognized at the time the related transactions occur.

Licensing. Royalties from merchandise licensing are recognized as the licensee sells products. Amounts due to us are commonly reported to us by the licensee. Such information is generally not received until after the close of a reporting period. Therefore, reported licensing revenue is based upon estimates of licensed product sales. We subsequently adjust these estimated amounts based upon the actual amounts of licensed product sales.

Royalties from promotional licensing are recognized on a straight-line basis over the terms of the licensing agreements.

Cash-Equivalent and Short-term Investments – Cash-equivalent investments represent debt instruments with an original maturity of less than three months. Short-term investments represent excess cash invested in securities not meeting the criteria to be classified as cash equivalents. Cash-equivalent and short-term investments are carried at cost plus accrued income, which approximates fair value.

Inventories – Inventories are stated at the lower of cost or market. The cost of inventories is computed using the first in, first out (“FIFO”) method.

Newspaper Joint Operating Agreements (“JOA”) – We include our share of JOA earnings in “Equity in earnings of JOAs and other joint ventures” in our Consolidated Statements of Income. The related editorial costs and expenses are included in “JOA editorial costs and expenses.” Our residual interest in the net assets of the Denver and Albuquerque JOAs is classified as an investment in the Consolidated Balance Sheets. We do not have a residual interest in the net assets of the Cincinnati JOA.

Investments – We have invested in various securities, including public and private companies. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term. Such changes could materially affect the amounts reported in our financial statements.

Investments in private companies are recorded at adjusted cost, net of impairment write-downs, because no readily determinable market price is available. All other securities, except those accounted for under the equity method, are classified as available for sale and are carried at fair value. Fair value is determined using quoted market prices. The difference between adjusted cost basis and fair value, net of related tax effects, is recorded in the accumulated other comprehensive income component of shareholders’ equity.

We regularly review our investments to determine if there has been any other-than-temporary decline in value. These reviews require management judgments that often include estimating the outcome of future events and determining whether factors exist that indicate impairment has occurred. We evaluate, among other factors, the extent to which cost exceeds fair value; the duration of the decline in fair value below cost; and the current cash position, earnings and cash forecasts and near term prospects of the investee. The cost basis is adjusted when a decline in fair value below cost is determined to be other than temporary, with the resulting adjustment charged against net income.

The cost of securities sold is determined by specific identification.

Property, Plant and Equipment – Depreciation is computed using the straight-line method over estimated useful lives as follows:

Buildings and improvements	35 years
Leasehold improvements	Term of lease
Printing presses	30 years
Other newspaper production equipment	5 to 10 years
Television transmission towers and related equipment	15 years
Other television and program production equipment	3 to 15 years
Computer hardware and software	3 to 5 years
Office and other equipment	3 to 10 years

Programs and Program Licenses – Programming is either produced by us or for us by independent production companies, or is licensed under agreements with independent producers. Costs to produce live programming that is not expected to be rebroadcast are expensed as incurred. Production costs for other internally produced programs are capitalized.

Program licenses generally have fixed terms, limit the number of times we can air the programs and require payments over the terms of the licenses. Licensed program assets and liabilities are recorded when the programs become available for broadcast. The liability for program licenses is not discounted for imputed interest.

Programs and program licenses are amortized over estimated useful lives or over the terms of the license agreements based upon expected future cash flows. Estimated future cash flows can change based upon market acceptance, advertising and network affiliate fee rates, the number of cable and satellite television subscribers receiving our networks and program usage. Accordingly, we periodically review revenue estimates and planned usage and revise our assumptions if necessary. If actual demand or market conditions are less favorable than projected, a write-down to fair value may be required. Program asset write-downs are determined using a day-part methodology, whereby programs broadcast during a particular time period (such as prime time) are evaluated on an aggregate basis.

The portion of the unamortized balance expected to be amortized within one year is classified as a current asset.

Program rights liabilities payable within the next twelve months are included in accounts payable. Noncurrent program rights liabilities are included in other noncurrent liabilities. The carrying value of our program rights liabilities approximate fair value.

Goodwill and Other Indefinite-Lived Intangible Assets – Goodwill represents the cost of acquisitions in excess of the acquired businesses’ tangible assets and identifiable intangible assets.

FCC licenses represent the value assigned to the broadcast licenses of acquired broadcast television stations. Broadcast television stations are subject to the jurisdiction of the Federal Communications Commission (“FCC”) which prohibits the operation of stations except in accordance with an FCC license. FCC licenses stipulate each station’s operating parameters as defined by channels, effective radiated power and antenna height. FCC licenses are granted for a term of up to eight years, and are renewable upon request. We have never had a renewal request denied, and all previous renewals have been for the maximum term.

In accordance with Financial Accounting Standard No. (“FAS”) 142 - Goodwill and Other Intangible Assets, goodwill and other indefinite-lived intangible assets are not amortized, but are reviewed for impairment at least annually. We perform our annual impairment review during the fourth quarter of each year in conjunction with our annual planning cycle. We also assess, at least annually, whether assets classified as indefinite-lived intangible assets continue to have indefinite lives.

In accordance with FAS 142, goodwill is reviewed for impairment based upon reporting units, which are defined as operating segments or groupings of businesses one level below the operating segment level. Reporting units with similar economic characteristics are aggregated into a single unit when testing goodwill for impairment. Our reporting units are each of our national television networks, newspapers, broadcast television, and Shopzilla.

Amortizable Intangible Assets – Broadcast television network affiliation represents the value assigned to an acquired broadcast television station’s relationship with a national television network. Broadcast television stations affiliated with national television networks typically have greater profit margins than independent television stations, primarily due to audience recognition of the television station as a network affiliate. In the fourth quarter of 2004, we concluded that these assets no longer had indefinite lives and began amortizing these network affiliation relationships over their 20 to 25 year remaining useful lives.

Network distribution intangible assets represent the value assigned to an acquired programming service’s relationships with the broadcast television stations and cable and satellite television systems that distribute its programs. These relationships and distribution provide the opportunity to deliver advertising and sell merchandise to viewers. We amortize these contractual relationships over the terms of the distribution contracts and expected renewal periods, which approximates 15 years.

Customer lists and other intangible assets are amortized in relation to their expected future cash flows over estimated useful lives of up to 20 years.

Impairment of Long-Lived Assets – In accordance with FAS 144 - Accounting for the Impairment and Disposal of Long-Lived Assets, long-lived assets (primarily property, plant and equipment, amortizable intangible assets and network distribution incentives) are reviewed for impairment whenever events or circumstances indicate the carrying amounts of the assets may not be recoverable. Recoverability is determined by comparing the forecasted undiscounted cash flows of the operation to which the assets relate to the carrying amount of the assets. If the undiscounted cash flow is less than the carrying amount of the assets, then amortizable intangible assets are written down first, followed by other long-lived assets of the operation, to fair value. Fair value is determined based on discounted cash flows. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Self-Insured Risks – We are self-insured for general and automobile liability, employee health, disability and workers’ compensation claims and certain other risks. Third-party administrators are used to process claims. Estimated liabilities for unpaid claims, which totaled $21.9 million at December 31, 2005, are based on our historical claims experience and are developed from actuarial valuations. While we re-evaluate our assumptions and review our claims experience on an on-going basis, actual claims paid could vary significantly from estimated claims, which would require adjustments to expense.

Income Taxes – Consolidated subsidiary companies include general partnerships and limited liability companies which are treated as partnerships for tax purposes. Income taxes on partnership income and losses accrue to the individual partners. Accordingly, our financial statements do not include a provision (benefit) for income taxes on the non-controlling partners’ share of the income (loss) of those consolidated subsidiary companies.

Deferred income taxes are provided for temporary differences between the tax basis and reported amounts of assets and liabilities that will result in taxable or deductible amounts in future years. Our temporary differences primarily result from accelerated depreciation and amortization for tax purposes, investment gains and losses not yet recognized for tax purposes and accrued expenses not deductible for tax purposes until paid. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax assets will not be realized.

Marketing and Advertising Costs – Marketing and advertising costs include costs incurred to promote our businesses. Marketing and advertising costs also include fees paid to search engines to attract traffic to our Internet sites. Advertising production costs are deferred and expensed the first time the advertisement is shown. Other marketing and advertising costs are expensed as incurred.

Risk Management Contracts – We do not hold derivative financial instruments for trading or speculative purposes and we do not hold leveraged contracts. From time to time we may use interest rate swaps to limit the impact of interest rate changes on our earnings and cash flows and to reduce our overall borrowing costs. In 2003, we entered into a pay-floating interest rate swap, effectively converting $50 million of newly issued 3.75% notes due in 2008 to variable rate obligations. See Note 13. We held no other derivative financial instruments in the three years ended December 31, 2005.

Stock-Based Compensation – We have a stock-based compensation plan, which is described more fully in Note 19. We measure compensation expense using the intrinsic-value-based method of APB 25 - Accounting for Stock Issued to Employees, and its related interpretations (collectively “APB 25”). Under that method, total compensation is determined on the measurement date as the difference between the fair value of the underlying shares and the price the employee will pay for those shares. The measurement date is the date upon which both the number of shares that will be issued and the price the employee will pay are known.

Options to purchase Class A Common shares (“stock options”) are granted under the plan with exercise prices not less than 100% of the fair market value of the stock on the date of the award. As a result, we do not recognize compensation expense in our financial statements for grants of stock options to employees or directors. However, if the terms of such options are subsequently modified, compensation expense is recognized for the difference between the fair value of the underlying stock at the time of modification and the option exercise price. The compensation expense is amortized over the remaining vesting period stated in the option agreement, or immediately if the options are fully vested.

Performance awards represent the right to receive restricted shares if certain performance measures are met. Each award specifies a target number of shares to be issued and the specific performance criteria that must be met. The actual number of shares that an employee receives may be less or more than the target number of shares depending on the extent to which the specified performance measures are met or exceeded. The measurement date for performance awards does not occur until the number of shares that will be issued is known. Until that date, we estimate total compensation expense based upon the number of shares that we expect to be issued and the period end fair value of the underlying shares. Total compensation expense is recognized over the vesting period stated in the performance award.

Awards both of Class A Common shares (“restricted stock”) and restricted stock units (“RSUs”) generally require no payment by the employee. Restricted stock and RSUs generally vest over a one to three-year incentive period conditioned upon the individual’s continued employment through that period. The fair value of restricted stock and RSUs at the measurement date is amortized to expense over the vesting period stated in the restricted stock and RSU agreements. Cliff vested awards are amortized on a straight-line basis over the vesting period and pro-rata vested awards are amortized as each vesting period expires. The vesting of certain awards may be accelerated if certain financial targets are met. If it is expected those targets will be met, the awards are amortized over the accelerated vesting period.

The fair value of stock options granted and assumptions used to determine the fair values were as follows:

	For the years ended December 31,
	2005	2004	2003
Weighted-average fair value of stock options granted	$11.54	$11.86	$11.01
Assumptions used to determine fair value:
Dividend yield	0.8%	0.8%	0.8%
Expected volatility	22.2%	19.5%	22.0%
Risk-free rate of return	3.8%	3.5%	3.8%
Expected life of options	5.38 years	6.5 years	7 years

In 2005, we changed our method of estimating the fair value of options granted. In years prior to 2005, we estimated the fair value of our stock options using the Black-Scholes model. In 2005, we began estimating the value of these stock options using a lattice-based binomial model. The use of a lattice-based binomial model did not materially impact the fair value of stock options granted or the pro-forma expense reported for stock option grants.

Stock options granted prior to 2005 generally had a ten-year term. Stock options granted in 2005 generally have an eight-year term. The expected life assumption was adjusted to reflect the shorter terms of the stock options.

The following table illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of FAS 123 - Accounting for Stock-Based Compensation, as amended by FAS 148 - Accounting for Stock-Based Compensation - Transition and Disclosure, to all stock-based employee compensation for the periods covered in this report:

(in thousands, except per share data)	For the years ended December 31,
	2005	2004	2003
Net income as reported	$249,153	$303,811	$270,815
Add stock-based compensation included in reported income, net of related income tax effects	5,948	3,728	4,279
Deduct stock-based compensation determined under fair value based method, net of related income tax effects	(20,315)	(21,506)	(19,639)

Pro forma net income	$234,786	$286,033	$255,455

Net income per share of common stock:
Basic earnings per share:
As reported	$1.53	$1.87	$1.69
Additional stock-based compensation, net of income tax effects	(.09)	(.11)	(.10)

Pro forma basic earnings per share	$1.44	$1.76	$1.59

Diluted earnings per share:
As reported	$1.51	$1.84	$1.66
Additional stock-based compensation, net of income tax effects	(.09)	(.11)	(.09)

Pro forma diluted earnings per share	$1.42	$1.73	$1.56

Net income per share amounts may not foot since each is calculated independently.

On April 14, 2004, shareholders approved amendments to the 1997 Long-Term Incentive Plan (the “Plan”) that, among other things: a) extended the term of the Plan to June 1, 2014 and b) modified provisions with respect to vesting and the term of outstanding stock options when employment is terminated due to death, disability or “change in control.” Under the prior Plan provisions, stock options held by an employee whose employment was terminated due to death or disability were immediately vested with the exception of stock options granted less than one year prior to the termination of employment. The employee forfeited any stock options granted less than one year prior to termination of employment due to death or disability. Vested stock options granted prior to 1999 were exercisable for the lesser of one year or the remaining terms of the stock options, while vested stock options granted after 1998 were exercisable for the remaining terms of the stock options. The amended and restated Plan provides that all stock options held by an employee will immediately vest upon termination of employment due to death or disability and those stock options will remain exercisable for the remaining terms of the options.

The terms of approximately 3.4 million stock options, representing substantially all outstanding stock options granted after 1994 but before 1999, and from April 15, 2003, through April 14, 2004, were modified by the Plan amendments with respect to termination of employment due to death or disability. Because we are unable to estimate which employees, if any, will benefit from these modifications, the intrinsic-value based method of APB 25 requires us to record compensation expense for any such options that are held by an employee at the time their employment is terminated due to death or disability. No compensation expense would be recognized if such stock options were exercised or forfeited prior to termination of employment due to death or disability.

Under the terms of the prior Plan, a change in control of The E.W. Scripps Company resulted in immediate vesting of all stock options held by employees, while a change in control of a subsidiary or division thereof (“subsidiary”) alone did not trigger vesting of stock options held by employees of that subsidiary. Vested stock options held by employees of a subsidiary whose employment was terminated due to a change in control of that subsidiary were exercisable for a period of 90 days. The amended and restated Plan provides that all stock options held by an employee of a subsidiary will vest and remain exercisable for the remaining terms of the stock options upon termination of employment due to a change in control of that subsidiary.

The Plan amendments with respect to termination of employment due to change in control modified the terms of approximately 4.6 million stock options held by employees of subsidiary companies. Approximately 1.4 million of those stock options were also modified by the Plan amendments with respect to termination of employment due to death or disability. Because we are unable to estimate which employees may benefit from the Plan modifications, the intrinsic-value based method of APB 25 requires us to record compensation expense for any such stock options that are held by an employee of a subsidiary company at the time their employment is terminated due to a change in control of that subsidiary. No compensation expense would be recognized if such options were exercised or forfeited prior to termination of employment due to a change in control.

While we measure compensation expense in our financial statements using the intrinsic-value based method of APB 25, we must also report pro forma net income and earnings per share assuming we had used the fair-value based methods of FAS 123. Both the amount of compensation expense and the timing of recognition of compensation expense resulting from the Plan modifications is different if fair-value based methods are used instead of intrinsic-value based methods. Under the fair-value based method, Plan modifications are accounted for as the retirement of the outstanding stock options and the issuance of new stock options at the modification date. The fair value of the modified stock options exceeded the fair value of the stock options held as the date of the modifications by approximately $2.8 million. That compensation expense is recognized over the remaining vesting period of the stock options, or immediately for vested stock options. The pro forma effect of the stock option modifications are included in the preceding table.

Net Income Per Share – The following table presents information about basic and diluted weighted-average shares outstanding:

(in thousands)	For the years ended December 31,
	2005	2004	2003
Basic weighted-average shares outstanding	163,279	162,279	160,532

Effect of dilutive securities:
Unvested restricted stock and share units held by employees	308	353	364
Stock options held by employees and directors	1,848	2,285	2,041

Diluted weighted-average shares outstanding	165,435	164,917	162,937

Reclassifications – For comparative purposes, certain prior year amounts have been reclassified to conform to current classifications.

2. Accounting Changes and Recently Issued Accounting Standards

FAS 123-R

In December 2004, the Financial Accounting Standards Board (“FASB”) issued FAS 123 (revised 2004) - Share-Based Payments (“FAS 123-R”). FAS 123-R replaces FAS 123 - Accounting for Stock-Based Compensation, and supersedes APB 25 - Accounting for Stock Issued to Employees. As revised by the Securities and Exchange Commission, we will be required to adopt FAS 123-R beginning January 1, 2006. FAS 123-R requires all share-based awards to employees, and any subsequent modifications to those awards, to be recognized in the financial statements based on a fair-value-based method. The pro forma disclosures previously permitted under FAS 123 will no longer be an alternative to financial statement recognition.

Under FAS 123-R, we must determine the appropriate fair-value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. Upon adoption, we expect to utilize the modified prospective transition method. Using this method, compensation expense for all unvested awards included in our pro forma disclosures will be recognized over the award’s remaining vesting period beginning in the first quarter of 2006. Compensation expense recognized will be based upon the values assigned to grants and modifications of stock compensation used in the pro forma disclosures.

Except for the effects of stock compensation grants to retiree-eligible employees disclosed below, we expect that the effect on net income and earnings per share in the periods following adoption will be consistent with amounts reported in our pro forma disclosures under FAS 123 (see Note 1). However, the actual effect on net income and earnings per share will vary depending on the terms and number of options ultimately granted.

Upon the adoption of FAS 123-R, we will be required to record compensation expense over the period in which the employee becomes eligible to retire, if that period is shorter than the stated vesting period. If employees are eligible to retire at the date of grant, compensation expense will be recognized immediately. If these provisions had been applied in 2005, performance awards and stock options with fair values of $7.6 million would have been immediately expensed upon grant in our pro forma disclosures rather than over the stated vesting period.

FSP 109-1

In December 2004, the FASB issued FASB Staff Position No. FAS 109-1 (“FSP 109-1”) - Application of FASB Statement No. 109, “Accounting for Income Taxes,” to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004 (“AJCA”). The AJCA introduces a special 9% tax deduction on qualified production activities. FSP 109-1 clarifies that this tax deduction should be accounted for as a special tax deduction in accordance with FAS 109. Pursuant to the AJCA, we were eligible to claim the benefit beginning in 2005. Our income tax provision includes the effects of the estimated deduction we expect to take on our 2005 consolidated federal income tax return.

Interpretation 47

In March 2005, the FASB issued FASB Interpretation No. (“Interpretation”) 47 - Accounting for Conditional Asset Retirement Obligations – an Interpretation of FASB Statement No. 143. Interpretation 47 clarifies the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset when the timing and/or method of settlement are conditional on a future event. This Interpretation became effective for us in the fourth quarter of 2005. The application of this Interpretation did not have a material effect on our consolidated financial statements.

FAS 154

In May 2005, the FASB issued FAS 154 - Accounting Changes and Error Corrections, which replaces Accounting Principles Opinion No. 20 - Accounting Changes and FAS 3 - Reporting Accounting Changes in Interim Financial Statements. FAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. The standard requires retrospective application to prior period financial statements for changes in accounting principles and the reporting of a correction of an error. FAS 154 also requires a change in accounting estimate that is affected by a change in accounting principle to be accounted for as a change in accounting estimate. FAS 154 will be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The application of this standard is not expected to have a material effect on our consolidated financial statements.

EITF No. 05-06

In June 2005, the Emerging Issues Task Force (“EITF”) issued EITF No. 05-06 - Determining the Amortization Period for Leasehold Improvements Purchased After Lease Inception or Acquired in a Business Combination. The EITF requires that leasehold improvements acquired in a business combination or purchased after the inception of a lease be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals deemed to be reasonably assured at the date of acquisition. The EITF became effective beginning July 1, 2005 and did not have a material effect on our consolidated financial statements.

FSP 115-1 and 124-1

In November 2005, the FASB issued FSP FAS 115-1 and FAS 124-1 (“FSP”), -The Meaning of Other-Than-Temporary Impairments and Its Application to Certain Investments. The FSP provides guidance on determining when investments in certain debt and equity securities are considered impaired, whether that impairment is other-than-temporary, and on measuring such impairment loss. The FSP also includes accounting considerations subsequent to the recognition of an other-than temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The FSP is required to be applied to reporting periods beginning after December 15, 2005. Adoption of this standard is not expected to have a material effect on our financial statements.

3. Acquisitions

March 2006 - We reached an agreement in principal to acquire 100% of the common stock of uSwitch for approximately $366 million in cash. uSwitch operates an online comparison service that helps consumers compare prices on a range of services including gas, electricity, home phone, broadband providers and personal finance products in the United Kingdom. The acquisition will be financed through a combination of cash on hand and borrowings on both existing and new credit facilities.

2005 – On June 27, 2005, we acquired 100% ownership of Shopzilla for approximately $570 million in cash. Assets acquired in the transaction included approximately $34.0 million of cash and $12.3 million of short-term investments. The acquisition was financed using a combination of cash on hand and additional borrowings. The acquisition enabled us to capitalize on the rapid growth and rising profitability of specialized Internet search businesses and expand our electronic media platform.

In the third quarter and fourth quarter, we acquired newspapers and other publications in areas contiguous to our existing newspaper markets. Total cash consideration paid for these transactions totaled $8.5 million.

2004 – On November 17, 2004, we completed the acquisition of the Great American Country (“GAC”) network. We paid approximately $140 million in cash, which we financed through additional borrowings on our existing credit facilities. Acquiring GAC provided us with a recognized cable network brand that had secured distribution into 37 million homes.

2003 – In the first quarter, we acquired an additional interest of less than one percent in our Memphis newspaper for $3.5 million in cash.

The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed as of the dates of acquisition.

The allocation of the purchase price to the assets and liabilities of the Shopzilla acquisition is based upon preliminary appraisals and is therefore subject to change.

(in thousands)	For the years ended December 31,
	2005	2004	2003
Short-term investments	$12,279
Accounts receivable	13,124	$2,157
Current assets	8,139	233
Property, plant and equipment	25,996
Amortizable intangible assets	144,240	29,620
Goodwill	407,343	113,488	$2,885
Other assets	138	199
Net operating loss carryforwards	23,499

Total assets acquired	634,758	145,697	2,885
Current liabilities	(24,242)	(3,493)
Deferred tax liabilities	(66,271)
Other long-term obligations	(719)	(2,978)
Minority interest	10		619

Total purchase price	$543,536	$139,226	$3,504

Goodwill added during 2005 relates to the Shopzilla and the newspaper publication acquisitions. The goodwill of $401 million added from the Shopzilla acquisition was assigned to the Shopzilla business segment. Amortizable intangible assets acquired in the Shopzilla acquisition include customer lists, technology, trade names and patents. The customer lists intangible assets are estimated to have useful lives of two to twenty years. The other acquired intangibles are estimated to have useful lives of four to nine years. The goodwill of $5.9 million added from the acquisition of newspapers and other publications was assigned to the newspaper segment.

Goodwill of $113.5 million was initially allocated to the 2004 GAC acquisition. During 2005, we completed an appraisal of the book and tax basis of the assets acquired and liabilities assumed in the acquisition. Primarily due to higher values being assigned to network distribution relationships, we decreased the amount assigned to goodwill by $14.2 million. Goodwill from the GAC acquisition was assigned to the Scripps Networks business segment. Amortizable intangible assets acquired in the 2004 GAC acquisition included customer lists, trade names, and network distribution relationships.

Goodwill added in 2003 relates to the acquisition of minority interest in our Memphis newspaper.

The goodwill added from the GAC transaction and approximately $3.3 million of the goodwill added in the Shopzilla acquisition is expected to be deductible for tax purposes.

The following table summarizes, on a pro forma basis, the estimated combined results of operations of Scripps and Shopzilla had the transaction taken place at the beginning of 2003. The pro forma information includes adjustments for interest expense that would have been incurred to finance the acquisition, additional depreciation and amortization of the assets acquired and excludes transaction related expenses incurred by Shopzilla in the 2005 periods. The unaudited pro forma financial information is not necessarily indicative of the results that actually would have occurred had the acquisition been completed at the beginning of the period.

	For the years ended December 31,
(in thousands, except per share data) (unaudited)	2005	2004
Operating revenues	$2,210,021	$1,941,784
Income from continuing operations	334,042	302,285

Income from continuing operations per share of common stock:
Basic	$2.05	$1.86
Diluted	$2.02	$1.83

Basic Shares	163,279	162,279
Diluted Shares	165,435	164,917

Pro forma results are not presented for the other acquisitions because the combined results of operations would not be significantly different from reported amounts.

4. Discontinued Operations

We acquired a 70%-controlling interest in Shop At Home from Summit America Television in 2002. On April 14, 2004, we acquired Summit America, including its 30% interest in Shop At Home and its five Shop At Home-affiliated broadcast television stations. We paid $4.05 in cash per fully-diluted outstanding share of Summit America common stock, or approximately $180 million, which we financed through cash and short-term investments on hand and additional borrowings on our existing credit facilities. We also assumed Summit America’s obligations to us under the $47.5 million secured loan and the $3 million in redeemable preferred stock extended to Summit America as part of the 2002 acquisition of the controlling interest in Shop At Home.

The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed as of the date of acquisition of Summit America.

(in thousands)	2004
Current assets	$322
Property, plant and equipment	7,831
Indefinite-lived intangible assets	163,600
Amortizable intangible assets	2,780
Goodwill	71,057
Other assets	26
Net operating loss carryforwards	31,078

Total assets acquired	276,694
Current liabilities	(724)
Deferred tax liabilities	(47,159)
Obligations under notes receivable and preferred stock	(48,424)

Total purchase price	$180,387

Amortizable intangible assets acquired in the Summit America acquisition included customer lists, trade names, and network distribution relationships. Indefinite-lived intangible assets acquired consisted of FCC licenses. The FCC licenses are not amortized.

In 2005, as a result of recurring operating losses and a longer than expected path to profitability, we recorded a non cash charge of $103.1 million to reduce the carrying value of our Shop At Home segment’s goodwill and intangible assets to their fair values, including $67.3 million of nondeductible goodwill.

In the first quarter of 2006, we undertook a deliberate and careful assessment of strategic alternatives for Shop At Home, which culminated in the sale of the operations of Shop At Home television network and certain of its assets to Jewelry Television in June 2006 for approximately $17 million in cash. Jewelry Television also assumed a number of Shop At Home’s television affiliation agreements. We also reached an agreement in the third quarter of 2006 to sell the five Shop At Home-affiliated broadcast television stations. The sale of the stations is expected to be completed in multiple closings pending the timing of license transfers and other approvals by the Federal Communications Commission. We expect the sales will be completed in their entirety by the second quarter of 2007.

In the third quarter of 2005, we reached agreement with Advance Publications, Inc. the publisher of the Birmingham News (“News”), to terminate the Birmingham joint operating agreement between the News and our Birmingham Post-Herald newspaper. During the quarter, we also ceased publication of our Birmingham Post-Herald newspaper and sold certain assets to the News. We received cash consideration of approximately $40.8 million from these transactions.

In accordance with the provisions of FAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the results of businesses held for sale or that have ceased operations are presented as discontinued operations within our results of operations. Accordingly, these businesses have also been excluded from segment results for all periods presented.

Operating results for our discontinued operations were as follows:

(in thousands)	For the years ended December 31,
	2005	2004	2003
Operating revenues
Shop At Home	$359,256	$293,092	$238,484
Birmingham - Post Herald	31	60	67
Share of earnings of JOA, including termination fee	45,423	7,377	7,071

Income (loss) from discontinued operations, before tax:
Shop At Home	$(141,427)	$(32,822)	$(27,826)
Birmingham - Post Herald	42,726	4,832	4,509

Total	(98,701)	(27,990)	(23,317)

Income taxes (benefit)	(9,338)	(9,042)	(8,347)

Income (loss) from discontinued operations	$(89,363)	$(18,948)	$(14,970)

Income (loss) from discontinued operations in 2005 includes the write-down of goodwill and intangible assets at Shop At Home and the termination fee and gain on sale of Birmingham assets.

Assets and liabilities of our discontinued operations consisted of the following:

(in thousands)	As of December 31,
	2005	2004
Assets:
Accounts receivable		$2,045
Inventories	$31,592	29,898
Property, plant and equipment	35,330	33,270
Goodwill		101,438
Intangible assets	163,600	167,900
Other assets	172	270

Assets of discontinued operations	$230,694	$334,821

Liabilities:
Deferred income taxes	45,237	55,584
Other liabilities	1,626	1,363

Liabilities of discontinued operations	$46,863	$56,947

5. Hurricane Impacts and Other Charges and Credits

Income from continuing operations was affected by the following:

Denver newspaper production facilities

In 2005, the management committee of the Denver Newspaper Agency (“DNA”) approved plans to consolidate DNA’s newspaper production facilities. As a result, assets used in certain of the existing facilities will be retired earlier than previously estimated. The reduction in these assets’ estimated useful lives increased DNA’s third and fourth quarter depreciation expense. The increased depreciation resulted in a $20.4 million decrease in our 2005 equity in earnings from JOAs. Net income was decreased by $12.6 million.

Hurricanes

Certain of our Florida operations were affected by hurricanes in the fourth quarter of 2005 and the third and fourth quarters of 2004. Operations at our affected businesses were interrupted and damage was incurred resulting in approximately $1.2 million of restoration costs and impairment losses in 2005. Restoration costs and asset impairment losses totaled $2.6 million in 2004.

Estimated business interruption losses were $2.3 million in 2005 and $4.2 million in 2004.

During 2005, we reached agreement with insurance providers and other responsible third parties on certain of our property and business interruption claims resulting from the 2004 hurricanes and recorded insurance recoveries of $2.2 million in 2005. We are currently in discussions with our insurance carriers regarding property and business interruption claims sustained by our newspaper operations in the 2004 hurricanes totaling $3.1 million. Property and business interruption claims for the 2005 hurricanes have not yet been filed with our insurance carriers. Recoveries of these unsettled claims will not be recorded until settlement agreements are reached with the insurance providers.

Gain on sale of production facility

Operating results in 2004 include an $11.1 million pre-tax gain on the sale of our Cincinnati television station’s production facility to the City of Cincinnati. The gain on sale had previously been deferred while the station continued to use the facility until construction of a new production facility was complete. Net income was increased by $7.0 million.

Other investment results

Other investment results in 2004 represent realized gains from the sale of certain investments, including Digital Theater Systems. Net income was increased by $9.5 million. Operating results in 2003 included a pre-tax charge of $3.2 million for write-downs associated with declines in value of certain development-stage business investments. Net income was reduced by $2.1 million.

Restructuring charges

In 2003, we received notification from Gannett Co. Inc. (“Gannett”) that the Cincinnati JOA will not be renewed upon its expiration in 2007. As a result of the notification and as stipulated by the terms of a collective bargaining agreement, we recorded a $1.8 million charge for estimated severance to Cincinnati Post editorial employees. The charge reduced net income by $1.2 million (see Note 7).

Income tax adjustments

In 2003, we adjusted our estimates of our prior year state and federal income tax liabilities and our estimate of unrealizable state net operating loss carryforwards (see Note 6). The changes in these estimates reduced the income tax provision by $27.1 million.

6. Income Taxes

We file a consolidated federal income tax return and separate state income tax returns for each subsidiary company. Included in our federal and state income tax returns is our proportionate share of the taxable income or loss of partnerships and incorporated limited liability companies that have been elected to be treated as partnerships for tax purposes (“pass-through entities”). Our financial statements do not include any provision (benefit) for income taxes on the income (loss) of pass-through entities attributed to the non-controlling interests.

Food Network is operated under the terms of a general partnership agreement. Fine Living is a limited liability company (“LLC”) and is treated as a partnership for tax purposes. As a result, federal and state income taxes for these pass-through entities accrue to the individual partners.

Consolidated income before income tax consisted of the following:

(in thousands)	For the years ended December 31,
	2005	2004	2003
Income allocated to Scripps	$559,367	$530,202	$435,347
Income of pass-through entities allocated to non-controlling interests	54,431	40,441	12,680

Income from continuing operations before income taxes and minority interest	$613,798	$570,643	$448,027

The provision for income taxes consisted of the following:

(in thousands)	For the years ended December 31,
	2005	2004	2003
Current:
Federal	$139,209	$101,929	$65,880
Tax benefits from NOLs	(13,797)	(2,800)

Federal, net	125,412	99,129	65,880

State and local	34,112	24,696	17,356
Tax benefits from NOLs	(3,116)	(328)	(1,026)

State and local, net	30,996	24,368	16,330

Foreign	2,441	4,413	5,347

Total	158,849	127,910	87,557
Tax benefits of compensation plans allocated to additional paid-in capital	10,362	12,050	13,822

Total current income tax provision	169,211	139,960	101,379

Deferred:
Federal	43,810	55,124	63,811
Other	2,305	3,619	(4,645)

Total	46,115	58,743	59,166
Deferred tax allocated to other comprehensive income	1,489	6,112	(14,224)

Total deferred income tax provision	47,604	64,855	44,942

Provision for income taxes	$216,815	$204,815	$146,321

In 2003, we closed several open state tax years and reached agreement with the Internal Revenue Service (“IRS”) on proposed adjustments to our 1996 through 2001 consolidated federal income tax returns. As a result, we adjusted our estimates of our prior year state and federal income tax liabilities. The changes in these estimates reduced the 2003 income tax provision by $21.0 million. The audit of our 1996 through 2001 federal income tax returns will remain open until two remaining issues are settled with the IRS. If the IRS accepts our positions on those issues, we will reduce our provision for income taxes by $2.0 million in the period those positions are accepted.

We believe adequate provision has been made for all open tax years.

The difference between the statutory rate for federal income tax and the effective income tax rate was as follows:

	For the years ended December 31,
	2005	2004	2003
Statutory rate	35.0%	35.0%	35.0%
Effect of:
State and local income taxes, net of federal income tax benefit	3.5	3.1	3.8

Income of pass-through entities allocated to non-controlling interests	(3.1)	(2.5)	(1.1)

Section 199 - Production Activities
Deduction	(0.4)

Changes in estimates for prior year income taxes			(4.7)

Adjustment of state net operating loss carryforward valuation allowance			(1.4)
Miscellaneous	0.3	0.3	1.1

Effective income tax rate	35.3%	35.9%	32.7%

The approximate effect of the temporary differences giving rise to deferred income tax liabilities (assets) were as follows:

(in thousands)	As of December 31,
	2005	2004
Temporary differences:
Property, plant and equipment	$63,404	$58,079
Goodwill and other intangible assets	228,382	155,784
Network distribution incentives	1,888	5,773
Investments, primarily gains and losses not yet recognized for tax purposes	57,196	50,325
Accrued expenses not deductible until paid	(10,508)	(8,764)
Deferred compensation and retiree benefits not deductible until paid	(13,312)	(19,576)
Other temporary differences, net	(2,989)	(3,965)

Total temporary differences	324,061	237,656
Tax basis capital loss carryforwards	(683)	(9,286)
Federal net operating loss carryforwards	(32,106)	(28,278)
State net operating loss carryforwards	(19,306)	(17,229)
Valuation allowance for state deferred tax assets	8,726	8,533

Net deferred tax liability	$280,692	$191,396

Investment losses on our portfolio of investments in development-stage businesses were recognized for book purposes when it was determined the carrying values of the investment would not be recovered. For tax purposes such losses are generally recognized when the securities become worthless. State tax law generally provides that such losses may not be deducted from ordinary income, and that any losses in excess of capital gains can be carried forward for up to five years. At December 31, 2005, such state capital loss carryforwards totaled $17.7 million. We expect to generate sufficient capital gains to fully utilize the capital loss carryforwards prior to the expiration of the carryforward periods between 2008 and 2010.

At the date of acquisition, Shopzilla had federal net operating loss carryforwards totaling $56.8 million. These net operating loss carryforwards and the loss carryforwards obtained in the Summit America acquisition totaled $91.7 million at December 31, 2005. The federal net operating loss carryforwards expire between 2018 and 2024. We expect to be able to fully utilize the carryforwards on our federal income tax returns.

At the date of acquisition, Shopzilla had state tax loss carryforwards totaling $63.1 million. Total state net operating loss carryforwards, including those of certain of our other subsidiary companies, were $627 million at December 31, 2005. Our state tax loss carryforwards expire between 2006 and 2024.

Because separate state income tax returns are filed for our subsidiary companies, we are not able to use state tax losses of a subsidiary company to offset state taxable income of another subsidiary company.

Federal and state carryforwards are recognized as deferred tax assets, subject to valuation allowances. At each balance sheet date, we estimate the amount of carryforwards that are not expected to be used prior to expiration of the carryforward period. The tax effect of the carryforwards that are not expected to be used prior to their expiration is included in the valuation allowance. As a result of closing several open state tax years in 2003, we adjusted our estimate of unrealizable state net operating loss carryforwards and reduced our valuation allowance by $6.1 million.

7. Joint Operating Agreements

In 2005, we reached agreement with Advance Publications, Inc. to terminate the Birmingham joint operating agreement (see Note 4).

Three of our newspapers are operated pursuant to the terms of joint operating agreements (“JOAs”). The Newspaper Preservation Act of 1970 provides a limited exemption from anti-trust laws, permitting competing newspapers in a market to combine their sales, production and business operations in order to reduce aggregate expenses and take advantage of economies of scale, thereby allowing the continuing operation of both newspapers in that market. Each newspaper maintains a separate and independent editorial operation.

The table below provides certain information about our JOAs.

Newspaper / Publisher of Other Newspaper	Year JOA Entered Into	Year of JOA Expiration
The Albuquerque Tribune/ Journal Publishing Company	1933	2022

The Cincinnati Post/ Gannett Co. Inc.	1977	2007

Denver Rocky Mountain News/ MediaNews Group, Inc.	2001	2051

The JOAs generally provide for automatic renewals unless an advance termination notice ranging from two to five years is given by either party. Gannett has notified us of its intent to terminate the Cincinnati JOA upon its expiration in 2007.

The combined sales, production and business operations of the newspapers are either jointly managed or are solely managed by one of the newspapers. The sales, production and business operations of the Denver newspapers are operated by the Denver Newspaper Agency, a limited liability partnership (the “Denver JOA”). Each newspaper owns 50% of the Denver JOA and shares management of the combined newspaper operations. We have no management responsibilities for the combined operations of the other two JOAs.

The operating profits earned from the combined operations of the two newspapers in a JOA are distributed to the partners in accordance with the terms of the joint operating agreement. We receive a 50% share of the Denver JOA profits, a 40% share of the Albuquerque JOA profits, and approximately 20% to 25% share of the Cincinnati JOA profits.

8. Investments

Investments consisted of the following:

(in thousands, except share data)	As of December 31,
	2005	2004
Securities available for sale (at market value):
Time Warner (2,017,000 common shares)	$35,173	$39,227
Other available-for-sale securities	1,806	4,673

Total available-for-sale securities	36,979	43,900
Denver JOA	142,633	164,996
FOX Sports Net South and other joint ventures	24,983	17,852
Other equity securities	5,426	7,282

Total investments	$210,021	$234,030

Net unrealized gains on securities available for sale	$7,251	$12,171

Investments available for sale represent securities in publicly-traded companies. Investments available for sale are recorded at fair value. Fair value is based upon the closing price of the security on the reporting date. As of December 31, 2005, there were no significant unrealized losses on our available-for-sale securities.

Other equity securities include securities that do not trade in public market, so they do not have readily determinable fair values. We estimate the fair values of the other securities approximate their carrying values at December 31, 2005. There can be no assurance we would realize the carrying values of these securities upon their sale.

9. Property, Plant and Equipment

Property, plant and equipment consisted of the following:

(in thousands)	As of December 31,
	2005	2004
Land and improvements	$57,383	$56,909
Buildings and improvements	258,350	248,589
Equipment	687,379	619,808

Total	1,003,112	925,306
Accumulated depreciation	512,221	462,335

Net property, plant and equipment	$490,891	$462,971

10. Goodwill and Other Intangible Assets

Goodwill and other intangible assets consisted of the following:

(in thousands)	As of December 31,
	2005	2004
Goodwill	$1,647,794	$1,257,538

Other intangible assets:
Carrying amount:
Acquired network distribution	43,415	29,015
Broadcast television network affiliation relationships	26,748	26,748
Customer lists	118,454	4,219
Copyrights and other trade names	20,562	2,300
Other	20,000	7,995

Total carrying amount	229,179	70,277

Accumulated amortization:
Acquired network distribution	(4,952)	(2,340)
Broadcast television network affiliation relationships	(1,379)	(277)
Customer lists	(14,123)	(2,087)
Copyrights and other trade names	(2,081)
Other	(6,864)	(5,463)

Total accumulated amortization	(29,399)	(10,167)

Total amortizable intangible assets	199,780	60,110

Other indefinite-lived intangible assets:
FCC licenses	25,622	25,622
Other	2,087	2,087

Total other indefinite-lived intangible assets	27,709	27,709

Pension liability adjustments	96	140

Total other intangible assets	227,585	87,959

Total goodwill and other intangible assets	$1,875,379	$1,345,497

Activity related to goodwill, amortizable intangible assets and indefinite-lived intangible assets by business s segment was as follows:

(in thousands)	Scripps Networks	Newspapers	Broadcast Television	Shopzilla	Licensing and Other	Total
Goodwill:

Balance as of December 31, 2003	$141,201	$783,464	$219,367		$18	$1,144,050
Business acquisitions	113,488					113,488

Balance as of December 31, 2004	254,689	783,464	219,367		18	1,257,538
Business acquisitions		5,851		$401,492		407,343
Adjustment to purchase price allocations	(14,187)					(14,187)
Other adjustments			(2,900)			(2,900)

Balance as of December 31, 2005	$240,502	$789,315	$216,467	$401,492	$18	$1,647,794

Amortizable intangible assets:

Balance as of December 31, 2003	$1,110	$3,333	$999			$5,442
Business acquisitions	29,620					29,620
Reclassification from indefinite-lived intangible assets			26,748			26,748
Other additions		267	49			316
Amortization	(968)	(693)	(355)			(2,016)

Balance as of December 31, 2004	29,762	2,907	27,441			60,110

Business acquisitions		1,840		$142,400		144,240
Adjustment of purchase price allocations	14,599					14,599
Other additions		267	2	62		331
Amortization	(3,268)	(709)	(1,177)	(14,346)		(19,500)

Balance as of December 31, 2005	$41,093	$4,305	$26,266	$128,116		$199,780

Other indefinite-lived intangible assets:

Balance as of December 31, 2003	$919	$1,153	$52,370			$54,442
Business acquisitions
Reclassification to amortizable intangible assets			(26,748)			(26,748)
Other additions		15				15

Balance as of December 31, 2004	919	1,168	25,622			27,709

Balance as of December 31, 2005	$919	$1,168	$25,622			$27,709

In accordance with FAS 142, we perform an annual impairment review of goodwill and indefinite-lived intangible assets and also assess whether our indefinite lived intangible assets continue to have indefinite lives. No impairment losses from our continuing operations were recorded in 2005.

During our 2004 annual review, no impairment charges resulted from our review. However, we determined that our broadcast television network affiliation relationships no longer have indefinite lives. In the fourth quarter of 2004, we began amortizing broadcast television network affiliation relationships on a straight-line basis over their 20 to 25 year remaining useful lives.

Estimated amortization expense of intangible assets for each of the next five years, is expected to be $24.5 million in 2006, $24.5 million in 2007, $22.1 million in 2008, $22.0 million in 2009, $19.1 million in 2010 and $87.6 million in later years.

11. Programs and Program Licenses

Programs and program licenses consisted of the following:

(in thousands)	As of December 31,
	2005	2004
Cost of programs available for broadcast	$798,925	$784,404
Accumulated amortization	534,246	525,257

Total	264,679	259,147
Progress payments on programs not yet available for broadcast	77,824	49,387

Total programs and program licenses	$342,503	$308,534

In addition to the programs owned or licensed by us included in the table above, we have commitments to license certain programming that is not yet available for broadcast, including first-run syndicated programming. Such program licenses are recorded as assets when the programming is delivered to us and is available for broadcast. First-run syndicated programming is generally produced and delivered at or near its broadcast date. Such contracts may require progress payments or deposits prior to the program becoming available for broadcast. Remaining obligations under contracts to purchase or license programs not yet available for broadcast totaled approximately $295 million at December 31, 2005. If the programs are not produced, our commitment to license the program would generally expire without obligation.

Progress payments on programs not yet available for broadcast and the cost of programs and program licenses capitalized totaled $212 million in 2005, $191 million in 2004 and $166 million in 2003.

Estimated amortization of recorded program assets and program commitments for each of the next five years is as follows:

(in thousands)	Programs Available for Broadcast	Programs Not Yet Available for Broadcast	Total
2006	$129,642	$77,462	$207,104
2007	69,364	94,135	163,499
2008	42,788	73,243	116,031
2009	19,719	63,167	82,886
2010	3,159	47,010	50,169
Later years	7	18,235	18,242

Total	$264,679	$373,252	$637,931

Actual amortization in each of the next five years will exceed the amounts presented above as our broadcast television stations and our national television networks will continue to produce and license additional programs.

12. Unamortized Network Distribution Incentives

Unamortized network distribution incentives consisted of the following:

(in thousands)	As of December 31,
	2005	2004
Network launch incentives	$316,774	$317,816
Accumulated amortization	178,241	151,070

Net book value	138,533	166,746
Unbilled affiliate fees	33,738	27,084

Total unamortized network distribution incentives	$172,271	$193,830

We capitalized launch incentive payments totaling $1.2 million in 2005, $6.8 million in 2004, and $35.9 million in 2003.

Amortization recorded as a reduction to affiliate fee revenue in the consolidated financial statements, and estimated amortization of recorded network launch incentives for each of the next five years, is presented below.

(in thousands)
Amortization for the year ended December 31:
2005	$27,171
2004	21,378
2003	24,050

Estimated amortization for the year ending December 31:
2006	$28,209
2007	21,037
2008	23,387
2009	25,415
2010	16,811
Later years	23,674

Total	$138,533

Actual amortization will be greater than the above amounts as additional incentive payments will be capitalized as we expand distribution of Scripps Networks.

13. Long-Term Debt

Long-term debt consisted of the following:

(in thousands)	As of December 31,
	2005	2004
Variable-rate credit facilities	$226,966	$82,766
$100 million, 6.625% notes, due in 2007	99,975	99,960
$50 million, 3.75% notes, due in 2008	50,000	50,000
$100 million, 4.25% notes, due in 2009	99,623	99,527
$150 million, 4.30% notes, due in 2010	149,784
$200 million, 5.75% notes, due in 2012	199,185	199,060
Other notes	1,537	1,638

Total face value of long-term debt less discounts	827,070	532,951
Fair market value of interest rate swap	(1,295)	(265)

Total long-term debt	$825,775	$532,686

Fair value of long-term debt *	$827,100	$554,400

*	Fair value was estimated based on current rates available to the Company for debt of the same remaining maturity.

We have Competitive Advance and Revolving Credit Facilities expiring in July 2009 (the “Revolver”), and a commercial paper program that collectively permit aggregate borrowings up to $450 million (the “Variable-Rate Credit Facilities”). Borrowings under the Revolver are available on a committed revolving credit basis at our choice of three short-term rates or through an auction procedure at the time of each borrowing. The Revolver is primarily used as credit support for our commercial paper program in lieu of direct borrowings under the Revolver. The weighted-average interest rate on borrowings under the Variable-Rate Credit Facilities was 4.3% at December 31, 2005 and 2.3% at December 31, 2004. To finance our acquisition of uSwitch we entered into a $100 million 364 day revolving credit facility in March 2006.

We have a U.S. shelf registration which allows additional borrowings of up to $300 million as of December 31, 2005.

We entered into a receive-fixed, pay-floating interest rate swap to achieve a desired proportion of fixed-rate versus variable-rate debt. The interest rate swap expires upon the maturity of the $50 million, 3.75% notes in 2008, and effectively converts those fixed-rate notes into variable-rate borrowings. The variable interest rate was 4.6% at December 31, 2005, which was based on six-month LIBOR minus a rate spread. The swap agreement was designated as a fair-value hedge of the underlying fixed-rate notes. Accordingly, changes in the fair value of the interest rate swap agreement (due to movements in the benchmark interest rate) are recorded as adjustments to the carrying value of long-term debt with an offsetting adjustment to other non-current assets. The changes in the fair value of the interest rate swap agreements and the underlying fixed-rate obligation are recorded as equal and offsetting unrealized gains and losses in the Consolidated Statements of Income. We have structured the interest rate swap to be 100% effective. As a result, there is no current impact to earnings resulting from hedge ineffectiveness.

Certain long-term debt agreements contain maintenance requirements for net worth and coverage of interest expense and restrictions on incurrence of additional indebtedness. We are in compliance with all debt covenants.

Current maturities of long-term debt are classified as long-term to the extent they can be refinanced under existing long-term credit commitments.

As of December 31, 2005, we had outstanding letters of credit totaling $8.6 million.

We did not capitalize any interest in 2005. Capitalized interest was $0.6 million in 2004 and $0.5 million in 2003.

14. Other Liabilities and Minority Interests

Other liabilities and minority interests consisted of the following:

(in thousands)	As of December 31,
	2005	2004
Program rights payable	$21,615	$30,835
Employee compensation and benefits	84,903	70,532
Network distribution incentives	22,758	44,309
Other	32,923	21,475

Total other liabilities	162,199	167,151
Current portion of other liabilities	40,583	84,503

Other liabilities (less current portion)	$121,616	$82,648

The carrying value of our network distribution incentive liabilities approximate their carrying value.

Non-controlling interests hold an approximate 10% residual interest in Fine Living. The minority owners of Fine Living have the right to require us to repurchase their interests. We have an option to acquire their interests. The minority owners will receive the fair market value for their interests at the time their option is exercised. The put and call options become exercisable at various dates through 2016. Put options on an approximate 6% non-controlling interest in Fine Living are currently exercisable. The remaining put options, comprising an approximate 4% interest in Fine Living, become exercisable in 2006.

Non-controlling interests hold an approximate 30% residual interest in Food Network. The Food Network general partnership agreement is due to expire on December 31, 2012, unless amended or extended prior to that date. In the event of such termination, the assets of the partnership are to be liquidated and distributed to the partners in proportion to their partnership interests.

Minority interests include non-controlling interests of approximately 8% in the capital stock of the subsidiary companies that publish our Memphis and Evansville newspapers. The capital stock of these companies does not provide for or require the redemption of the non-controlling interests by us.

15. Supplemental Cash Flow Information

The following table presents additional information about the change in certain working capital accounts:

(in thousands)	For the years ended December 31,
	2005	2004	2003
Other changes in certain working capital accounts, net:
Accounts receivable	$(85,405)	$(50,409)	$(45,903)
Inventories	(785)	(2,551)	(993)
Accounts payable	(12,556)	4,160	13,489
Accrued income taxes	7,483	(7,183)	6,960
Accrued employee compensation and benefits	10,573	1,149	(2,221)
Accrued interest	390	255	(136)
Other accrued liabilities	6,289	13,645	5,854
Other, net	326	(5,748)	378

Total	$(73,685)	$(46,682)	$(22,572)

16. Employee Benefit Plans

We sponsor defined benefit pension plans that cover substantially all non-union and certain union-represented employees. Benefits are generally based upon the employee’s compensation and years of service.

We also have a non-qualified Supplemental Executive Retirement Plan (“SERP”). The SERP, which is unfunded, provides defined pension benefits in addition to the defined benefit pension plan to eligible executives based on average earnings, years of service and age at retirement.

Substantially all non-union and certain union employees are also covered by a company sponsored defined contribution plan. We match a portion of employee’s voluntary contributions to this plan.

Other union-represented employees are covered by defined benefit pension plans jointly sponsored by us and the union, or by union-sponsored multi-employer plans.

We use a December 31 measurement date for our retirement plans. Retirement plans expense is based on valuations performed by plan actuaries as of the beginning of each fiscal year. The components of the expense consisted of the following:

(in thousands)	For the years ended December 31,
	2005	2004	2003
Service cost	$18,439	$19,004	$16,495
Interest cost	22,931	22,092	20,295
Expected return on plan assets, net of expenses	(30,156)	(25,484)	(20,327)
Net amortization and deferral	3,255	3,635	5,241

Total for defined benefit plans	14,469	19,247	21,704
Multi-employer plans	439	661	560
SERP	4,023	3,906	3,665
Defined contribution plans	7,220	6,794	6,247

Total	$26,151	$30,608	$32,176

Assumptions used in determining the annual retirement plans expense were as follows:

	2005	2004	2003
Used to determine annual expense:
Discount rate	6.00%	6.25%	6.50%
Long-term rate of return on plan assets	8.25%	8.25%	8.25%
Increase in compensation levels	4.50%	4.75%	4.75%

The discount rate used to determine our future pension obligations is based on a dedicated bond portfolio approach that includes securities rated Aa or better with maturities matching our expected benefit payments from the plans. The increase in compensation levels assumption is based on actual past experience and the near-term outlook.

The expected long-term rate of return on plan assets is based upon the weighted average expected rate of return and capital market forecasts for each asset class employed. Our expected rate of return on plan assets also considers our historical compounded return on plan assets for 10 and 15 year periods, which exceed our current forward-looking assumption.

Our investment policy is to maximize the total rate of return on plan assets to meet the long-term funding obligations of the plan. Plan assets are invested using a combination of active management and passive investment strategies. Risk is controlled through diversification among multiple asset classes, managers, styles, and securities. Risk is further controlled both at the manager and asset class level by assigning return targets and evaluating performance against these targets.

Information related to our pension plan asset allocations by asset category were as follows:

	Target allocation 2006	Percentage of plan assets as of December 31,
		2005	2004
US equity securities	53%	53%	55%
Non-US equity securities	13	13	10
Fixed-income securities	34	34	35

Total	100%	100%	100%

U.S. equity securities include common stocks of large, medium, and small companies which are predominantly U.S. based. Non-U.S. equity securities include companies domiciled outside the U.S. and American depository receipts. Fixed-income securities include securities issued or guaranteed by the U.S. government, mortgage backed securities and corporate debt obligations, as well as investments in hedge fund products and real estate.

Obligations and Funded Status – Defined benefit plans pension obligations and funded status is actuarially valued as of the end of each fiscal year. The following table presents information about our employee benefit plan assets and obligations:

(in thousands)	For the years ended December 31,
	Defined Benefit Plans		SERP
	2005	2004	2005	2004
Accumulated benefit obligation	$374,425	$334,800	$27,724	$26,261

Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$386,225	$361,933	$29,035	$28,684
Service cost	18,439	19,004	1,246	1,288
Interest cost	22,931	22,092	1,664	1,701
Benefits paid	(16,690)	(12,993)	(2,062)	(1,828)
Actuarial losses (gains)	21,321	(3,811)	769	(810)

Projected benefit obligation at end of year	432,226	386,225	30,652	29,035

Plan assets:
Fair value at beginning of year	359,655	303,111
Actual return on plan assets	21,725	32,036
Company contributions	42,840	37,501	2,062	1,828
Benefits paid	(16,690)	(12,993)	(2,062)	(1,828)

Fair value at end of year	407,530	359,655

Plan assets greater than (less than) projected benefits	(24,696)	(26,570)	(30,652)	(29,035)
Unrecognized net loss	88,444	61,627	13,756	14,189
Unrecognized prior service cost	2,077	2,396	(807)	(896)

Prepaid (accrued) pension costs	$65,825	$37,453	$(17,703)	$(15,742)

Amounts recognized in Consolidated Balance Sheets:
Prepaid pension costs	$66,153	$32,179
Accrued pension benefit obligation	(13,336)	(6,136)	$(27,724)	$(26,261)
Intangible asset	96	140
Minimum pension liability adjustment included in accumulated other comprehensive income	12,912	11,270	10,021	10,519

Prepaid (accrued) pension costs	$65,825	$37,453	$(17,703)	$(15,742)

Information for pension plans with an accumulated benefit obligation in excess of plan assets was as follows:

(in thousands)	For the years ended December 31,
	Defined Benefit Plans		SERP
	2005	2004	2005	2004
Accumulated benefit obligation	$45,269	$56,586	$27,724	$26,261
Projected benefit obligation	47,087	60,277	30,652	29,035
Fair value of plan assets	36,488	50,321

Assumptions used in determining the defined benefit plans benefit obligations were as follows:

	2005	2004	2003
Discount rate	5.75%	6.00%	6.25%
Increase in compensation levels	4.50%	4.50%	4.75%

We anticipate contributing $0.2 million to meet minimum funding requirements of our defined benefit pension plans in 2006 and $2.1 million to fund current benefit payments for our non-qualified SERP plan in 2006. We may also elect to make additional contributions to our defined benefit pension plans.

Estimated future benefit payments expected to be paid for the next ten years are $17.0 million in 2006, $18.6 million in 2007, $19.0 million in 2008, $19.7 million in 2009, $20.2 million in 2010, and a total of $113.7 million for the five years ending 2015.

17. Segment Information

We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services (See Note 1).

The accounting policies of each of our business segments are those described in Note 1.

Each of our segments may provide advertising, programming or other services to our other business segments. In addition, certain corporate costs and expenses, including information technology, pensions and other employee benefits, and other shared services, are allocated to our business segments. The allocations are generally amounts agreed upon by management, which may differ from amounts that would be incurred if such services were purchased separately by the business segment. Corporate assets are primarily cash, cash equivalent and other short-term investments, property and equipment primarily used for corporate purposes, and deferred income taxes.

Our chief operating decision maker (as defined by FAS 131 – Segment Reporting) evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities (including our proportionate share of JOA restructuring activities), investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America.

As discussed in Note 1, we account for our share of the earnings of JOAs on the equity method of accounting. Our equity in earnings of JOAs is included in “Equity in earnings of JOAs and other joint ventures” in our Consolidated Statements of Income. Newspaper segment profits include equity in earnings of JOAs. Scripps Networks segment profits include equity in earnings of FOX Sports Net South and certain other joint ventures.

Information regarding our business segments is as follows:

(in thousands)	For the years ended December 31,
	2005	2004	2003
Segment operating revenues:
Scripps Networks	$902,925	$723,713	$535,013

Newspapers managed solely by us	728,373	703,857	691,591
Newspapers operated pursuant to JOAs	538	207	200

Total newspapers	728,911	704,064	691,791
Broadcast television	317,659	342,498	304,162
Shopzilla	99,447
Licensing and other media	105,692	104,076	105,328

Total operating revenues	$2,154,634	$1,874,351	$1,636,294

Segment profit (loss):
Scripps Networks	$414,095	$304,358	$204,263

Newspapers managed solely by us	208,389	204,898	227,132
Newspapers operated pursuant to JOAs	14,314	36,177	37,032

Total newspapers	222,703	241,075	264,164
Broadcast television	87,954	108,243	85,218
Shopzilla	27,980
Licensing and other media	18,998	16,767	19,238
Corporate	(41,917)	(38,103)	(32,125)

Total segment profit	729,813	632,340	540,758
Depreciation and amortization of intangibles	(82,378)	(58,187)	(59,044)
Gains (losses) on disposal of property, plant and equipment	(602)	(2,509)	(1,657)
Hurricane asset impairment losses		(254)
Gain on sale of production facility		11,148
Restructuring charges (including share of JOA restructurings) and other gains			(1,847)
Interest expense	(38,791)	(30,877)	(31,548)
Interest and dividend income	4,767	3,369	5,062
Other investment results, net of expenses		14,674	(3,200)
Miscellaneous, net	989	939	(497)

Income from continuing operations before income taxes and minority interests	$613,798	$570,643	$448,027

Depreciation:
Scripps Networks	$14,102	$11,607	$9,977

Newspapers managed solely by us	21,279	21,352	22,681
Newspapers operated pursuant to JOAs	1,228	1,184	1,242

Total newspapers	22,507	22,536	23,923
Broadcast television	18,729	19,177	19,283
Shopzilla	4,305
Licensing and other media	1,035	667	624
Corporate	2,200	2,184	2,177

Total depreciation	$62,878	$56,171	$55,984

Amortization of intangibles:
Scripps Networks	$3,268	$968	$2,226

Newspapers managed solely by us	442	426	425
Newspapers operated pursuant to JOAs	267	267	267

Total newspapers	709	693	692
Broadcast television	1,177	355	142
Shopzilla	14,346

Total amortization of intangibles	$19,500	$2,016	$3,060

(in thousands)	For the years ended December 31,
	2005	2004	2003
Additions to property, plant and equipment:
Scripps Networks	$22,635	$21,972	$9,364

Newspapers managed solely by us	15,421	26,444	37,550
Newspapers operated pursuant to JOAs	1,477	613	567

Total newspapers	16,898	27,057	38,117
Broadcast television	13,524	17,543	34,742
Shopzilla	5,608
Licensing and other media	551	361	511
Corporate	4,089	3,467	3,268

Total additions to property, plant and equipment	$63,305	$70,400	$86,002

Business acquisitions and other additions to long-lived assets:
Scripps Networks	$209,335	$332,060	$199,303

Newspapers managed solely by us	9,338	80	3,904
Newspapers operated pursuant to JOAs			160

Total newspapers	9,338	80	4,064
Broadcast television			918
Shopzilla	535,127
Corporate	2,401	640	704

Total	$756,201	$332,780	$204,989

Assets:
Scripps Networks	$1,155,809	$1,080,803	$878,722

Newspapers managed solely by us	1,111,549	1,098,504	1,091,579
Newspapers operated pursuant to JOAs	161,683	182,860	200,851

Total newspapers	1,273,232	1,281,364	1,292,430
Broadcast television	491,136	494,680	498,695
Shopzilla	586,291
Licensing and other media	34,888	27,850	28,833
Investments	44,181	51,180	63,444
Corporate	216,397	154,151	161,333

Total assets of continuing operations	3,801,934	3,090,028	2,923,457
Discontinued operations	230,694	334,821	84,345

Total assets	$4,032,628	$3,424,849	$3,007,802

No single customer provides more than 10% of our revenue. International revenues are primarily derived from licensing comic characters and HGTV and Food Network programming in international markets. Licensing of comic characters in Japan provides approximately 45% of our international revenues, which are less than $60 million annually.

Other additions to long-lived assets include investments, capitalized intangible assets, and Scripps Networks capitalized programs and network launch incentives.

18. Commitments and Contingencies

We are involved in litigation arising in the ordinary course of business, none of which is expected to result in material loss.

Minimum payments on noncancelable leases at December 31, 2005, were: 2006, $18.3 million; 2007, $16.7 million; 2008, $15.0 million; 2009, $13.9 million; 2010, $7.9 million; and later years, $28.7 million. We expect our operating leases will be replaced with leases for similar facilities upon their expiration. Rental expense for cancelable and noncancelable leases was $24.3 million in 2005, $22.8 million in 2004 and $19.4 million in 2003.

In the ordinary course of business we enter into long-term contracts to obtain satellite transmission rights, or to obtain other services. Liabilities for such commitments are recorded when the related services are rendered. Minimum payments on such contractual commitments at December 31, 2005, were: 2006, $85.0 million; 2007, $65.7 million; 2008, $34.8 million; 2009, $20.2 million; 2010, $15.5 million; and later years, $55.7 million. We expect these contracts will be replaced with similar contracts upon their expiration.

19. Capital Stock and Incentive Plans

Capital Stock – Scripps’ capital structure includes Common Voting Shares and Class A Common Shares. The articles of incorporation provide that the holders of Class A Common Shares, who are not entitled to vote on any other matters except as required by Ohio law, are entitled to elect the greater of three or one-third of the directors.

Under a share repurchase program authorized by the Board of Directors on October 28, 2004, we are authorized to repurchase up to 5.0 million Class A Common Shares. A total of 0.8 million shares were repurchased in 2005 at prices ranging from $45 to $51 per share. The balance remaining on the authorization is 4.2 million shares. There is no expiration date for the program and we are under no commitment or obligation to repurchase any particular amount of common shares under the program.

Incentive Plans – Scripps’ Long-Term Incentive Plan (the “Plan”) provides for the award of restricted and unrestricted Class A Common Shares, incentive and nonqualified stock options, stock appreciation rights, and performance units to key employees and non-employee directors. The Plan expires in 2014, except for options then outstanding. The number of shares authorized for issuance under the plan at December 31, 2005, was 24.3 million, of which approximately 6.9 million had not been issued.

Restricted Stock – Awards of Class A Common Shares vest over an incentive period conditioned upon the individual’s continued employment throughout that period. During the vesting period, shares issued are nontransferable but the shares are entitled to all the rights of an outstanding share. Information related to awards of Class A Common Shares is presented below:

	Number of Shares	Weighted-Avg Price at Grant Date	Range of Grant Date Prices
Unvested shares at December 31, 2002	656,752	$27.89	$22 - 39
Shares awarded in 2003	327,638	39.55	40 - 47
Shares vested in 2003	(371,254)	26.54	22 - 39
Shares forfeited in 2003	(7,200)	25.88	25 - 41

Unvested shares at December 31, 2003	605,936	35.04	22 - 47
Shares awarded in 2004	133,580	48.72	47 - 53
Shares vested in 2004	(245,562)	33.50	23 - 53
Shares converted to restricted stock units	(40,000)	39.44	39

Unvested shares at December 31, 2004	453,954	39.58	23 - 53
Shares awarded in 2005	8,750	49.23	48 - 50
Shares vested in 2005	(211,196)	44.28	32 - 52
Shares forfeited in 2005	(2,500)	47.28	47

Unvested shares at December 31, 2005	249,008	$41.93	$23 - 53

Restricted Stock Units – During 2004, 40,000 restricted stock awards were converted to restricted stock units (“RSUs”). The RSUs give the recipient the right to receive shares of our stock upon the lapse of restriction periods. The restrictions lapse in equal installments over a four-year incentive period conditioned upon the employee’s continued employment.

Performance Awards – Performance awards with a target of 147,764 Class A Common shares were issued in 2005. The number of shares ultimately awarded depends upon the extent to which specified performance requirements are met. The shares earned vest between 2006 and 2008.

Stock Options – Stock options may be awarded to purchase Class A Common Shares at not less than 100% of the fair market value on the date the option is granted. Stock options will vest over an incentive period, conditioned upon the individual’s continued employment through that period.

The following table presents information about stock options:

	Number of Shares	Weighted- Average Exercise Price	Range of Exercise Prices
Outstanding at December 31, 2002	9,680,068	$27.20	$8 - 39
Granted in 2003	2,250,000	40.11	40 - 47
Exercised in 2003	(1,582,278)	20.75	8 - 39

Outstanding at December 31, 2003	10,347,790	30.99	9 - 47

Options exercisable at December 31, 2003	6,679,204	$26.45	$9 - 39

Outstanding at December 31, 2003	10,347,790	$30.99	$9 - 47
Granted in 2004	2,149,000	49.27	46 - 54
Exercised in 2004	(1,200,076)	23.23	9 - 42
Forfeited in 2004	(137,980)	36.66	32 - 52

Outstanding at December 31, 2004	11,158,734	35.27	13 - 54

Options exercisable at December 31, 2004	7,040,262	$29.86	$13 - 46

Outstanding at December 31, 2004	11,158,734	$35.27	$13 - 54
Granted in 2005	1,895,250	46.87	46 - 51
Exercised in 2005	(1,203,600)	26.85	17 - 49
Forfeited in 2005	(210,054)	43.44	24 - 52

Outstanding at December 31, 2005	11,640,330	37.89	13 - 54

Options exercisable at December 31, 2005	7,913,789	$33.84	$13 - 54

Substantially all options granted prior to 2003 are exercisable. Options generally become exercisable over a one-to-three-year period. Information about options outstanding and options exercisable by year of grant is as follows:

Year of Grant	Options on Shares Outstanding	Range of Exercise Prices	Weighted Average Exercise Price	Options on Shares Exercisable	Range of Exercise Prices	Weighted Average Exercise Price
1996 - expire in 2006	9,800	$13	$13.25	9,800	$13	$13.25
1997 - expire in 2007	237,900	17 - 21	17.58	237,900	17 - 21	17.58
1998 - expire in 2008	319,400	20 - 27	23.66	319,400	20 - 27	23.66
1999 - expire in 2009	756,100	21 - 25	23.54	756,100	21 - 25	23.54
2000 - expire in 2010	1,192,366	22 - 30	24.76	1,192,366	22 - 30	24.76
2001 - expire in 2011	1,377,598	29 - 35	32.13	1,377,598	29 - 35	32.13
2002 - expire in 2012	1,828,134	36 - 39	37.67	1,828,134	36 - 39	37.67
2003 - expire in 2013	2,018,514	40 - 46	40.10	1,388,568	40 - 46	40.10
2004 - expire in 2014	2,055,768	46 - 54	49.27	803,923	46 - 54	49.57
2005 - expire in 2013	1,844,750	46 - 51	46.88

Total options on number of shares	11,640,330	$13 - 54	$37.89	7,913,789	$13 - 54	$33.84

20. Summarized Quarterly Financial Information (Unaudited)

Summarized financial information is as follows:

(in thousands, except per share data) 2005	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
Operating revenues	$482,903	$540,471	$515,332	$615,928	$2,154,634
Costs and expenses	(347,694)	(353,496)	(378,593)	(407,947)	(1,487,730)
Depreciation and amortization of intangibles	(15,303)	(16,172)	(25,307)	(25,596)	(82,378)
Gains (losses) on disposal of property, plant and equipment	(49)	91	(107)	(537)	(602)
Hurricane recoveries (losses), net		1,892		(909)	983
Interest expense	(7,372)	(7,559)	(12,136)	(11,724)	(38,791)
Equity in earnings of JOAs and other joint ventures	18,157	21,203	10,096	12,470	61,926
Interest and dividend income	208	374	3,758	427	4,767
Miscellaneous, net	333	(400)	417	639	989
Provision for income taxes	(46,916)	(66,157)	(37,895)	(65,847)	(216,815)
Minority interests	(11,335)	(17,290)	(11,729)	(18,113)	(58,467)

Income from continuing operations	72,932	102,957	63,836	98,791	338,516
Income (loss) from discontinued operations, net of tax	(2,921)	(5,368)	18,320	(99,394)	(89,363)

Net income (loss)	$70,011	$97,589	$82,156	$(603)	$249,153

Net income (loss) basic share of common stock:
Income from continuing operations	$.45	$.63	$.39	$.60	$2.07
Income (loss) from discontinued operations	(.02)	(.03)	.11	(.61)	(.55)

Net income (loss) per basic share of common stock:	$.43	$.60	$.50	$(.00)	$1.53

Net income (loss) per diluted share of common stock:
Income from continuing operations	$.44	$.62	$.39	$.60	$2.05
Income (loss) from discontinued operations	(.02)	(.03)	.11	(.60)	(.54)

Net income (loss) per diluted share of common stock:	$.42	$.59	$.50	$(.00)	$1.51

Weighted average shares outstanding:
Basic	162,893	163,365	163,506	163,342	163,279
Diluted	165,095	165,776	165,703	165,227	165,435

Cash dividends per share of common stock	$.10	$.11	$.11	$.11	$.43

2004	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
Operating revenues	$439,674	$481,004	$436,349	$517,324	$1,874,351
Costs and expenses	(321,419)	(331,933)	(321,060)	(346,652)	(1,321,064)
Depreciation and amortization of intangibles	(13,603)	(13,814)	(14,619)	(16,151)	(58,187)
Gains (losses) on disposal of property, plant and equipment	(138)	(76)	(340)	(1,955)	(2,509)
Hurricane recoveries (losses), net			(2,423)	(231)	(2,654)
Gain on sale of production facility		11,148			11,148
Interest expense	(7,394)	(8,272)	(7,149)	(8,062)	(30,877)
Equity in earnings of JOAs and other joint ventures	15,049	20,675	20,706	25,023	81,453
Interest and dividend income	1,227	303	118	1,721	3,369
Other investment results, net of expenses	14,674				14,674
Miscellaneous, net	203	(200)	125	811	939
Provision for income taxes	(46,738)	(56,660)	(40,969)	(60,448)	(204,815)
Minority interests	(8,242)	(11,661)	(9,272)	(13,894)	(43,069)

Income from continuing operations	73,293	90,514	61,466	97,486	322,759
Income (loss) from discontinued operations, net of tax	(2,774)	(4,090)	(5,872)	(6,212)	(18,948)

Net income	$70,519	$86,424	$55,594	$91,274	$303,811

Net income per basic share of common stock:
Income from continuing operations	$.45	$.56	$.38	$.60	$1.99
Income (loss) from discontinued operations	(.02)	(.03)	(.04)	(.04)	(.12)

Net income per basic share of common stock:	$.44	$.53	$.34	$.56	$1.87

Net income per diluted share of common stock:
Income from continuing operations	$.45	$.55	$.37	$.59	$1.96
Income (loss) from discontinued operations	(.02)	(.02)	(.04)	(.04)	(.11)

Net income per diluted share of common stock:	$.43	$.52	$.34	$.55	$1.84

Weighted average shares outstanding:
Basic	161,670	162,272	162,519	162,654	162,279
Diluted	164,368	165,162	165,187	164,950	164,917

Cash dividends per share of common stock	$.0875	$.10	$.10	$.10	$.3875

The sum of the quarterly net income per share amounts may not equal the reported annual amount because each is computed independently based upon the weighted-average number of shares outstanding for the period.

S-1

The E. W. Scripps Company

Index to Consolidated Financial Statement Schedules

Valuation and Qualifying Accounts	S-2

S-2

Schedule II

Valuation and Qualifying Accounts for the Years Ended December 31, 2005, 2004 and 2003
Column A (in thousands)	Column B	Column C	Column D	Column E	Column F
Classification	Balance Beginning of Period	Additions Charged to Revenues, Costs, Expenses	Deductions Amounts Charged Off-Net	Increase (Decrease) Recorded Acquisitions (Divestitures)	Balance End of Period
Allowance for Doubtful Accounts Receivable Year Ended December 31:
2005	$20,527	$9,784	$12,229	$381	$18,463

2004	14,852	12,039	6,445	81	20,527

2003	18,092	1,575	4,815		14,852

Accrual for Severance Costs Year Ended December 31:
2005	$2,185	$371	377		$2,179

2004	1,847	338			2,185

2003		1,847			1,847